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                                                      Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-34388
Prospectus

                        868,756 SHARES OF COMMON STOCK OF

                               MEDIA METRIX, INC.


         This prospectus relates to the public offering, which is not being underwritten, of 868,756 shares of our common stock by some of our current stockholders.

         The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is traded on the Nasdaq National Market under the symbol "MMXI." On August 25, 2000, the last reported sale price for the common stock was $26.125 per share.

         THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         August 28, 2000


NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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
                                TABLE OF CONTENTS
                                                                       Page
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         Prospectus Summary.........................................    1

         Risk Factors...............................................    3

         Use of Proceeds............................................    22

         Selling Stockholders.......................................    22

         Plan of Distribution.......................................    25

         Incorporation by Reference.................................    26

         Legal Matters..............................................    26

         Experts....................................................    26

         Where You Can Find Additional Information..................    27

         Index to Financial Statements..............................   F-1

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                               PROSPECTUS SUMMARY

         The information below is only a summary and should be read in conjunction with the information included in other sections or incorporated by reference in this prospectus. The other information is important, so please read this entire prospectus and the documents incorporated by reference carefully.

OUR BUSINESS

         We are a leading provider of Internet and Digital Media measurement products and services. We measure usage of the entire digital landscape, including its largest segments: the World Wide Web, proprietary online services like America Online, software, instant messaging applications and other digital applications. In January 1996, we released the first World Wide Web Audience Measurement report. Today, we offer a range of Internet audience, e-commerce, advertising, and technology measurement services to leading Internet advertisers, advertising agencies, media companies, technology companies and financial institutions. Our products and services enable the continued growth and development of the Internet by providing third-party measurement data that our customers rely on to make critical business decisions. Our data are used to buy, sell and plan advertising, support marketing and commerce initiatives, assess partnerships and distribution strategies and analyze competitors.

         We collect Internet audience data by measuring Internet usage from representative samples, or panels, of personal computer users with our proprietary tracking technology. We maintain large panels of randomly selected individuals, reporting Internet usage at home and at work. Panelists are randomly recruited to participate in our sample. They are required to fill out a detailed questionnaire to provide background demographic information at the individual and household level. Panelists download and install our tracking software onto their PCs. The tracking software tracks all PC usage at the individual user level. The tracking software follows the panelists, page-by-page, minute-by-minute, click-by-click, as they use their PCs. We collect these usage data from the panelists' personal computers and transmit them to our data collection center for processing. The data are used to construct several databases, and they provide the foundation for our products and services.

         We also offer Internet advertising measurement products and services through our subsidiary, AdRelevance. AdRelevance specializes in the automated retrieval and analysis of online advertising. Using intelligent agent technology, the AdRelevance system scours the Internet, retrieving advertisements. Upon retrieval, ads are analyzed, classified and added to the AdRelevance database, providing advertisers, agencies and publishers with marketing intelligence, including when, how and how much their competitors are marketing and advertising on the Internet.

         We are based in New York City, with operations in the United States, the United Kingdom, France, Germany, Sweden, Australia, Canada, Latin America, and Japan.

OUR HISTORY

         Our business was originally conducted as a division within The NPD Group, Inc., a leading marketing research firm. In March 1996, NPD formed PC Meter, a Delaware limited partnership, to conduct our business. In March 1997, we reorganized into a Delaware corporation and began using the trade name Media Metrix in our business. In November 1998, we merged with RelevantKnowledge, Inc., our leading competitor. In May 1999, we completed an initial public offering of our common stock. In October 1999, we acquired AdRelevance. NPD, our largest stockholder, owns approximately 20% of our common stock.

         Although our revenues have continued to grow, we have a history of operating losses and negative cash flow. In addition, the market for Internet audience measurement services is new and rapidly evolving, and we expect competition in this market to intensify in the future.

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         Our principal executive offices are located at 250 Park Avenue South,
7th Floor, New York, New York 10003, and our telephone number is (212) 515-8700.

         Media Metrix(R), PC Meter, RelevantKnowledge, e-Trends, The Power of RelevantKnowledge, MyMetrix, AdRelevance and the Media Metrix logo are our trademarks. Any other trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

RECENT DEVELOPMENTS

          On June 26, 2000, we entered into an agreement and plan of merger with Jupiter Communications, Inc. pursuant to which one of our wholly owned subsidiaries will, upon the fulfillment of several conditions, merge with and into Jupiter. Under that agreement, stockholders of Jupiter will receive 0.946 of a share of our common stock for each share of Jupiter common stock which was issued and outstanding immediately prior to the consummation of the merger. If the merger with Jupiter is completed Jupiter will become our wholly owned subsidiary and we will be renamed Jupiter Media Metrix. We expect the merger to occur in the third quarter of 2000.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus and incorporated herein by reference, before you decide whether to purchase shares of our common stock. Any or all of these risks could have a material adverse effect on our business, results of operations or financial condition. The risks set out below may not be exhaustive. Keep these risk factors in mind when you read forward-looking statements elsewhere in this prospectus. These are statements that relate to our expectations for future events and time periods. Generally, the words "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

      RISKS RELATING TO THE MERGER TRANSACTION WITH JUPITER COMMUNICATIONS

JUPITER STOCKHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF OUR COMMON STOCK, DESPITE CHANGES IN THE MARKET VALUE OF JUPITER OR OUR COMMON STOCK BETWEEN NOW AND THE MERGER.

         Upon completion of the merger, each share of Jupiter common stock will be exchanged for 0.946 of a share of our common stock. The ratio at which the shares will be converted is fixed, and there will be no adjustment for changes in the market price of either Jupiter or our common stock. Any change in the price of either our common stock or Jupiter common stock will affect the value Jupiter stockholders will receive in the merger for their shares. Our common stock has historically experienced significant volatility, and the value of the shares of our stock received in the merger may go up or down as the market price of our stock or Jupiter common stock goes up or down between now and the time of the merger. Neither company is permitted to terminate the merger agreement or resolicit the vote of its stockholders solely because of changes in the market price of either company's common stock.

OUR COSTS RELATED TO THE MERGER MAY BE SIGNIFICANT.

         We expect to incur merger-related expenses of approximately $15 million through the quarter in which the merger occurs. These expenses include legal, financial advisory and accounting fees for both companies, regulatory filing fees, costs of financial printing and listing fees. In addition, Jupiter Media Metrix will recognize deferred compensation estimated to be approximately $22 million upon completion of the merger relating to the acquisition of unvested stock options in the merger and such costs will be amortized over the remaining vesting period of up to four years. This estimate does not include any costs associated with restructuring, integrating or consolidating the operations of the two companies. This amount is only an estimate and may change. In addition, we may incur unanticipated expenses in integrating our businesses with Jupiter. We expect that the savings from the elimination of duplicative expenses and the realization of other efficiencies related to the integration of our business with Jupiter may offset any additional expenses in the future. However, we may not be able to achieve a net benefit in the near future, or at all. Moreover, combining our businesses, even if achieved in an efficient and effective manner, may not result in combined financial results that are better than those which we and Jupiter would have accomplished independently.

DIRECTORS OF JUPITER HAVE POTENTIAL CONFLICTS OF INTEREST THAT MAY HAVE INFLUENCED THEM IN RECOMMENDING THAT JUPITER STOCKHOLDERS VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.

         Certain of the directors of Jupiter who recommended that Jupiter stockholders vote in favor of the adoption of the merger agreement have employment or other benefit arrangements that provide them with interests in the merger that differ from yours.

         - Following completion of the merger, Robert Kavner and Jeffrey Ballowe, who are presently directors of Jupiter, will serve on the board of the combined company to be know as Jupiter Media Metrix, Inc. Gene DeRose, Chairman and Chief Executive Officer of Jupiter, will serve
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                  as Vice Chairman and President of Jupiter Media Metrix, and
                  Kurt Abrahamson, a director and President and Chief Operating Officer of Jupiter, will serve as a director and Co-Chief Operating Officer of Jupiter Media Metrix, as well as President of the Jupiter Communications division of Jupiter Media Metrix.

         - Gene DeRose and Kurt Abrahamson are entering into employment agreements with Jupiter which will take effect only if the merger is completed.

         - The Jupiter stock options that are held by Jupiter's non-employee directors are currently exercisable, but any shares acquired upon exercise of the option are subject to a right of repurchase in favor of Jupiter if the director no longer serves on the Jupiter board. Upon completion of the merger, this right of repurchase will lapse, and any unexercised options will become fully vested.

         - Under the existing terms of the our 2000 Equity Incentive Plan, the two non-employee Jupiter directors will each be granted an option to purchase 15,000 shares of our common stock upon joining our board at the completion of the merger.

         The receipt of compensation or other benefits in the merger, and the continuation of indemnification arrangements for current directors of Jupiter following completion of the merger, may have influenced these directors in making their recommendation that Jupiter stockholders vote in favor of the adoption of the merger agreement.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT JUPITER'S OR OUR STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS.

         If the merger is not completed for any reason, each company may be subject to the following risks:

         - it may be required to pay the other party a termination fee of $16 million, depending on the reason why the merger was not completed;

         - in the case of Jupiter, the price of its common stock may decline to the extent that the current market price of Jupiter's common stock reflects a market assumption that the merger will be completed; and

         - various costs related to the merger, such as legal and accounting fees and the expenses and fairness opinion fee of its financial advisor, must be paid even if the merger is not completed.

         Further, if the merger is terminated and either company's board of directors determines to seek another merger or business combination, Jupiter may not be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. If the merger is terminated and our board of directors determines to seek another merger or business combination, we may not be able to find a business opportunity as attractive as is presented by the merger. In addition, while the merger agreement is in effect, each company is prohibited from soliciting, initiating or knowingly encouraging, including entering into or taking various other actions with respect to, any extraordinary transaction, such as a merger, sale of assets or other business combination, with any party other than the other party to the merger agreement.

                    RISKS RELATING TO THE COMBINED ENTERPRISE

JUPITER MEDIA METRIX MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

         The success of the merger will depend, in part, on the ability of Jupiter Media Metrix to realize the anticipated growth opportunities and synergies from combining our businesses with the businesses of
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Jupiter. For Jupiter Media Metrix to realize the anticipated benefits of this combination, members of its management team must develop strategies and implement a business plan that will:

         - Effectively leverage the anticipated synergies between our audience and advertising measurement services, technology and infrastructure and Jupiter's analysis, forecasts, surveys and conferences businesses;

         - Successfully use the anticipated opportunities for cross-promotion and sales of our products and services and those of Jupiter;

         -        Successfully increase revenues from new products and services;

         - Effectively and efficiently integrate our policies, procedures and operations with those of Jupiter;

         - Successfully retain and attract key employees of the combined enterprise, including operating management and sales forces, during a period of transition and in light of the competitive employment market; and

         - While integrating the combined enterprise's operations, maintain adequate focus on the core businesses of Jupiter Media Metrix in order to take advantage of competitive opportunities and to respond to competitive challenges.

         If members of the management team of Jupiter Media Metrix are not able to develop strategies and implement a business plan that achieves these objectives, the anticipated benefits of the merger may not be realized. In particular, anticipated growth in revenue, earnings before interest, taxes and depreciation and amortization, or "EBITDA," and cash flow may not be realized, which would have an adverse impact on Jupiter Media Metrix and the market price of shares of Jupiter Media Metrix common stock.

THE RISKS ASSOCIATED WITH THE COMBINED ENTERPRISE WILL BE GREATER IN NUMBER THAN THOSE ASSOCIATED WITH EACH COMPANY INDIVIDUALLY, AND SOME OF THESE RISKS MAY BE EXACERBATED BY THE COMBINATION OF THE TWO COMPANIES.

         Media Metrix and Jupiter each face a number of risks which are discussed below under the captions "Risks Relating to Media Metrix" and "Risks Relating to Jupiter," respectively. Some of these risks are common to both companies, but some are specific to each particular company. The risks associated with the combined enterprise will therefore be greater in number than those associated with each company individually. Jupiter Media Metrix may not be successful in addressing these risks, and some of these risks may be exacerbated by reason of the merger.

                         RISKS RELATING TO MEDIA METRIX

THERE IS LIMITED INFORMATION UPON WHICH YOU CAN EVALUATE OUR BUSINESS.

         We have been in operation only since 1996 as an entity independent from The NPD Group, Inc. As a result, we have a limited operating history upon which you can evaluate our business and our products and services. Due to our limited operating history, any evaluation of our business and prospects must be made in light of the risks and uncertainties frequently encountered by companies in new and rapidly evolving markets such as those in which we operate. These risks and uncertainties are discussed elsewhere in this section. We may not be successful in addressing these risks and uncertainties.

WE HAVE A HISTORY OF OPERATING LOSSES WHICH MAY CONTINUE FOR THE FORESEEABLE FUTURE.

         We have incurred substantial costs to create, market and distribute our products and services, including costs associated with the development of our technology, to retain qualified personnel, including
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management, research analysts, sales representatives and technical personnel, and to grow our business. As a result, we incurred net losses of approximately $15.8 million for the six months ended June 30, 2000, $21.9 million in 1999 and $7.2 million in 1998.

         We intend to invest heavily in our technologies, new products and services and international expansion. As a result, we will need to achieve significant revenue increases to achieve and maintain profitability. Although our revenues and the number of our clients have continued to increase, we may not be able to continue to grow and to expand our business. The number of clients or the number of products and services for which our clients subscribe may grow more slowly than we anticipate or may decrease in the future. Even if we become profitable, we may not sustain or increase our profits on a quarterly or annual basis in the future.

OUR OPERATING RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER.

         Our operating results have varied from quarter to quarter. Our operating results may continue to vary as a result of a variety of factors. These factors include:

         -        our ability to retain our current clients;

         - our ability to sell additional products and services to current clients;

         -        our ability to attract new clients;

         - our announcement or introduction of new products and services or the announcement or introduction of new products or services by our competitors;

         -        price competition;

         - our ability to upgrade and to develop our systems and infrastructure to accommodate our growth;

         -        our ability to attract new personnel;

         - the timing, cost and availability of advertising in traditional media;

         - the impact of possible acquisitions both on our operations and on our reported operating results due to associated accounting charges;

         -        technical difficulties or service interruptions;

         - the amount and timing of costs relating to changes in the size or composition of our panel; and

         - the amount and timing of operating costs and capital expenditures relating to expansion of our business, including its planned international expansion.

         Many of these factors are beyond our control. Our revenues may not increase in proportion to the increase in advertising on the Internet, or at all. In addition, advertising on the Internet may not continue to grow at forecasted levels, or at all. A substantial portion of its current and future costs are fixed. If its revenues fall short of expectations, we may not be able to adjust its fixed expenses to compensate for this shortfall on a timely basis. Further, as a strategy for remaining competitive, we may have to make certain pricing, service or marketing decisions that could have a material adverse effect on our business and financial results.
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         Due to these factors, period-to-period comparisons of our revenues and operating results are not necessarily meaningful. Therefore, you should not rely on these comparisons as indicators of our future performance. We also cannot assure you that we will be able to:

         - sustain the rates of revenue growth we have experienced in the past;

         -        improve our operating results; or

         -        achieve consistent profitability.

         In addition, our operating results in future periods may be below the expectations of securities analysts and investors. If that occurs, the market price of our common stock could be materially and adversely affected.

WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR INTERNAL GROWTH.

         We are currently experiencing a period of rapid expansion. We anticipate that future expansion will be necessary in order to accommodate our needs and to take advantage of new opportunities in the market for audience measurement services on the Internet. In order to succeed, we will need to attract and hire additional sales, technical and management personnel. As a result, we expect to add key personnel in the near future to manage our expected growth. We also will need to expand our technical, finance, administrative and operations staff. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. We may not be able to hire new and retain our current personnel. We also may not be able to exploit existing and potential strategic relationships and market opportunities.

THE MARKET FOR INTERNET AUDIENCE MEASUREMENT SERVICES IS HIGHLY COMPETITIVE.

         The market for Internet audience measurement services is new and rapidly evolving. We expect competition in this market to intensify in the future. In March 1999, NetRatings and Nielsen Media Research introduced a new Web site ratings service, Nielsen//NetRatings, that competes directly with many aspects of our services. Nielsen Media Research is the leading provider of television audience measurement services in the United States and Canada. In September 1999, NetRatings also entered into a joint venture with ACNielsen Corp. to develop and maintain audience measurement panels and to market Nielsen//NetRatings' products and services in international markets. ACNielsen is a leading provider of market research, information and analysis to consumer products and services industries and is a provider of television audience measurement services outside the United States and Canada. Both Nielsen Media Research and ACNielsen have significantly more financial and other resources than we do, and Nielsen//NetRatings has become a significant competitor. We also face competition internationally from NetValue, a French company which has begun providing audience measurement services in Europe and has announced that it will soon begin providing these services in the United States.

         We compete indirectly with operators of site-centric and other consumer-centric measurement systems. Site-centric measurement systems measure audience visits at a specific Web site by monitoring the Web site's server. Consumer-centric systems measure the market either in a manner similar to us or qualitatively through online and telephonic interviews.

         In addition, we may face competition from individual Web sites that develop an independent method of measuring their own audience or from other companies that develop alternative audience measurement technologies to those already provided by it.

         We believe that the principal competitive factors in our market are:

         -        creating representative consumer and business panels;
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         -        providing audience measurement services for the entire
                  Internet, including the Web and proprietary online services;
                  and

         - offering products and services that meet the changing needs of our customers.

         Some of our competitors have:

         -        longer operating histories;

         -        larger customer bases;

         -        greater brand recognition in similar businesses; and

         - significantly greater financial, marketing, technical and other resources.

         In addition, some of our competitors may be able to:

         - devote greater resources to marketing and promotional campaigns;

         -        adopt more aggressive pricing policies; and

         - devote substantially more resources to technology and systems development.

         Increased competition may result in reduced operating margins, loss of market share and diminished value in our services, as well as different pricing, service or marketing decisions. We may not be able to compete successfully against current and future competitors.

WE FACE MANY CHALLENGES IN CONNECTION WITH OUR PLANNED INTERNATIONAL EXPANSION.

         Our current strategy includes further expansion of our services to measure Internet audiences outside of the United States. Our expansion into international markets requires management attention and resources. The international markets for audience measurement services have historically been extremely localized and difficult to penetrate. The costs of establishing and maintaining panels in foreign countries has been and will continue to be substantial. We may not be able to successfully develop or market new products and services based on data obtained in those markets. In addition, our international operations will be subject to a number of inherent risks, including:

         -        recessions in economies outside the United States;

         -        changes in regulatory requirements;

         - weaker protection for intellectual property rights in some countries;

         -        potentially adverse tax consequences;

         -        economic and political instability; and

         -        fluctuations in currency exchange rates.

WE WILL DEPEND ON STRATEGIC RELATIONSHIPS IN INTERNATIONAL MARKETS.

         The success of our international expansion will depend on our ability to:

         - recruit and maintain at-home and at-work panels that are representative of a geographic area;
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         -        control costs and effectively manage foreign operations; and

         -        effectively market and sell any new products or services.

         These challenges require skills and expertise in foreign countries that we are currently developing. We believe that our success in penetrating markets outside of the United States will depend on our ability to continue to address, develop and maintain strategic relationships with local audience measurement or marketing research companies. This may become increasingly difficult as competition in the international markets increases.

WE DEPEND ON CONTINUED GROWTH IN USE OF THE INTERNET.

         Our business would be adversely affected if Internet usage for the exchange of information and for commerce does not continue to grow rapidly. Internet usage may be inhibited for a number of reasons, including:

         -        inadequate network infrastructure;

         - unwillingness of companies and consumers to shift their purchasing from traditional vendors to online vendors;

         - security and authentication concerns with respect to the transmission of confidential information, such as credit card numbers, over the Internet;

         -        privacy concerns;

         -        inconsistent quality of service; or

         -        lack of availability of cost-effective, high-speed service.

         Even if Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth. As a result, its performance and reliability may decline. In addition, Web sites and proprietary online services have experienced interruptions in their service as a result of outages and other delays occurring throughout their infrastructure. If these outages or delays frequently occur in the future, Internet usage as a medium for the exchange of information and for commerce could grow more slowly or decline.

OUR MARKET IS SUBJECT TO RAPID CHANGE.

         Our market is characterized by:

         -        rapidly changing technology;

         -        evolving industry standards;

         - introductions and enhancements of competitive products and services; and

         -        changing customer demands.

         Accordingly, our future success depends on our ability to:

         -        adapt to rapidly changing technologies;

         -        adapt our services to evolving industry standards; and

         - improve the features, reliability and timeliness of our product and service offerings in response to competitive product and service offerings and evolving demands of the marketplace.

         We may not succeed in addressing these issues. In addition, the widespread adoption of new Internet networking technologies or other technological changes could require us to expend substantial amounts of capital to change its services or infrastructure. These changes may also involve new technologies that may not be measurable by our current methods.

WE DEPEND ON RENEWALS OF ITS SUBSCRIPTION BASED SERVICES.

         Our business and financial results are dependent on our ability to attract and retain clients subscribing for our syndicated audience measurement products. In addition, our business model assumes that we will be able to increase the level of sales over time to our existing clients. To date, high renewal rates have formed a foundation for our revenue growth. However, we may not continue to experience high renewal rates. Our subscription renewal rates may also decline as a result of a consolidation in our customer base or if a significant number of our customers cease operations.

THE ACCEPTANCE AND EFFECTIVENESS OF INTERNET ADVERTISING IS UNPROVEN.

         Our future success will depend in part on an increase in the use of the Internet as an advertising medium, and there is a risk that the market for Internet advertising fails to develop or develops more slowly than we expect. The Internet advertising market is new and rapidly evolving. It cannot yet be compared with the traditional advertising market to gauge its effectiveness. As a result, there is significant uncertainty about the demand and market acceptance for Internet advertising. Many of our current or potential customers have little or no experience using the Internet for advertising purposes. The adoption of Internet advertising, particularly by entities that have historically relied on traditional media for advertising, requires the acceptance of a new way of conducting business. These companies may find Internet advertising to be less effective for promoting their products and services as compared to traditional advertising. In addition, most current and potential Web publisher customers have little or no experience in generating revenues from the sale of advertising space on their Web sites. The market for Internet advertising may not continue to emerge and may not become sustainable.

WE MUST FURTHER DEVELOP OUR BRAND NAMES.

         We believe that maintaining and strengthening the Media Metrix brand is an important aspect of our business. The Media Metrix brand name is critical to our effort to attract clients. We believe that the importance of brand recognition will increase due to the increasing number of competitors entering the market for Internet audience measurement and research. Our ability to promote and position our brands depends largely on:

         -        the success of our marketing efforts;

         - our ability to provide our customers with high quality products; and

         - our ability to secure rights to our brand names in the major markets in which we will be active.

         To promote the Media Metrix brand in response to competitive pressures, we may find it necessary to increase our marketing budget or otherwise increase our financial commitment to creating and maintaining brand loyalty among our clients. Our use of the brand name "Media Metrix" in Europe has been challenged by Mediametrie, S.A., a French company which measures audiences of various media. Rather than engage in a protracted dispute, we have elected to have our European joint venture conduct business under the name "MMXI Europe." Mediametrie has also challenged its use of the domain name "mediametrix.com." If we fail to promote and maintain our brands, or incur excessive expenses attempting to promote and maintain our brand, our business and financial results could be materially adversely affected.

THE INTERNET AUDIENCE MEASUREMENT INDUSTRY IS NEW AND RAPIDLY EVOLVING.

         To date, no Internet audience measurement service has been adopted as the universally accepted standard. Our existing and potential customers may challenge or refuse to accept our audience measurement reports. Our customers may be dissatisfied with our methodology for measuring Internet audiences or may feel that our panel is not representative of Internet users. Furthermore, another Internet audience measurement service may be adopted as the industry standard. As a result, our customers may turn to alternative services provided by current or potential competitors.

OUR COSTS MAY INCREASE IF THE SIZE OR COMPOSITION OF OUR PANEL CHANGES.

         A significant portion of our costs consists of the expense of recruiting and maintaining its panel and collecting and processing data generated by the panel. We may, in the future, need to change the size or composition of our panel. As a result, our expenses for recruiting and maintaining our panel may increase. Our international expansion will also increase our panel related costs.

WE MAY ENCOUNTER RISKS ASSOCIATED WITH NEW PRODUCT DEVELOPMENT.

         Our future success depends in part on our ability to offer new products and services on a timely and cost-effective basis. In order to gain market acceptance, our new products and services must address:

         -        specific industries and businesses; and

         -        changes in technologies.

         The process of developing and launching new products or services is inherently risky and costly. Moreover, our products and services, once launched, may not be accepted by our customers.

OUR SYSTEMS MAY FAIL.

         Our success depends on the efficient and uninterrupted operation of our computer and communications systems. We maintain a network to process data received from panelists. As needed in the course of our international expansion, we also utilize some servers and minicomputers provided to us by The NPD Group, Inc., the company of which we were a part until 1996, under a management services agreement. Any failure of our network could impede the processing of data, customer orders and day-to-day management of our business.

         Our systems and operations are vulnerable to damage or interruption from:

         -        telecommunication failures;

         -        power loss;

         -        fires;

         -        floods;

         -        physical and electronic break-ins;

         -        sabotage; and

         -        intentional acts of vandalism and similar events.

         We do not presently have fully redundant systems. Despite any precautions we take, a natural disaster or other unanticipated problems which lead to the corruption or loss of data at the NPD facility or our facilities could result in interruptions in our services. In addition, our databases are growing rapidly, and the systems currently in place may not be sufficient to handle any further expansion. This could lead to systems failure or to a corruption of our data.

WE MAY SUFFER AN INTERRUPTION IN OUR BUSINESS.

         Our business interruption insurance may not be adequate to compensate us fully for losses that may occur as a result of an interruption in our business. Our business and financial results could be materially and adversely affected if we are unable to conduct our business for an extended period of time for any reason.

WE DEPEND ON OUR KEY PERSONNEL.

         Our future success depends on the continued services of our senior management and other key employees, in particular the services of Tod Johnson, our Chairman and Chief Executive Officer, and Mary Ann Packo, our President and Chief Operating Officer. Mr. Johnson also serves as the Chief Executive Officer of NPD. Mr. Johnson has spent a substantial portion of his time on Media Metrix matters and we anticipate that he will continue to do so. However, he will not be able to devote all of his time to our affairs. Mr. Johnson's other responsibilities could divert his attention from our affairs. Our performance depends on our ability to retain and to motivate our key employees. We do not have long-term employment agreements with any of our key personnel and we do not maintain any "key person" life insurance policies.

WE MAY FAIL TO INTEGRATE ACQUISITIONS.

         If appropriate opportunities present themselves, we intend to acquire other complementary businesses, technologies, services or products. We currently have no agreements, other than the merger agreement with Jupiter, to make any acquisitions, although we continually evaluate acquisition opportunities that come to our attention. We may not be able to complete future acquisitions successfully or to integrate an acquired entity with our current business. An acquisition may result in unforeseen operating difficulties and expenditures, and the anticipated benefits of the acquisition may not be realized. Acquisitions may also require significant management attention that would otherwise be available for ongoing development of our business.

         In connection with any acquisition, we may:

         - issue additional equity securities which would dilute stockholder's interest in the company;

         -        incur debt;

         -        incur contingent liabilities; and

         - incur amortization expenses related to goodwill and other intangible assets.

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

         We regard the protection of our patents, copyrights, service marks, trademarks and trade secrets as important to our future success. We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with parties we do business with, in order to limit access to and disclosure of our proprietary information. However, these contractual arrangements or the other steps we have taken may not be sufficient to protect our intellectual property from infringement or misappropriation. Moreover, others may independently develop similar or superior technologies.

         We seek to obtain the issuance of patents and the registration of our trademarks and service marks in the United States and in selected other countries. However, patents or trademark registrations may not be issued to us with respect to pending or future applications, and our patents and trademarks may not be upheld as valid. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are offered.

         Third parties may claim that our technologies infringe upon their proprietary rights. We expect that the number of infringement claims in our market will increase as the number of services and competitors in our industry grows. These claims, whether meritorious or not, could:

         -        be time-consuming;

         -        result in costly litigation; and

         -        require us to enter into royalty or licensing agreements.

         Royalty or licensing agreements might not be available on terms we find acceptable or at all.

         Our use of the brand name "Media Metrix" in Europe has been challenged by Mediametrie, S.A., a French company which measures audiences of various media. Rather than engage in a protracted dispute, we have elected to have our European joint venture conduct business under the name "MMXI Europe." Mediametrie has also challenged its use of the domain name "mediametrix.com." We cannot be sure that we will not continue to have disputes with Mediametrie, S.A. or others regarding the use of our name internationally. We may not be successful in reaching a settlement on terms acceptable to us nor can we predict the outcome of any dispute.

WE RELY ON TECHNOLOGY LICENSED FROM OTHERS.

         We rely on technologies that we license from third parties. We cannot assure you that these licenses will not infringe on the proprietary rights of others. Moreover, these third-party technology licenses may not continue to be available to it on commercially reasonable terms, if at all. As a result, we may need to obtain substitute technology of lower quality or performance standards or at greater cost.

WE MAY BE EXPOSED TO POSSIBLE LIABILITY FOR SUPPLYING INACCURATE INFORMATION TO OUR CUSTOMERS.

         We may face liability for information that we supply to customers if the information is inaccurate. The information in our databases, like that in any database, may contain inaccuracies that our customers may not accept. Dissatisfaction by our customers with our measurement methodology or databases would materially adversely affect our ability to attract new customers and retain existing customers. Any liabilities which we may incur to our customers because of irregularities or inaccuracies in the data we supply to them could materially adversely affect our financial results.

OUR PROPRIETARY RIGHTS MAY BE ADVERSELY AFFECTED BY OUR STRATEGIC PARTNERS.

         We expect to license some of our proprietary rights to strategic partners in the course of our planned international expansion. While we will attempt to ensure that the quality of our service is maintained by our strategic partners, we cannot assure you that they will not take actions that might materially adversely affect the value of our proprietary rights or reputation.

WE FACE RISKS RELATED TO STORAGE OF PERSONAL INFORMATION ABOUT OUR PANELISTS.

         We do not attempt to capture information regarding our panelists' banking, credit card or password data. This information, however, may come into our possession. Our panel data are released only in an aggregated format or in a form not identifiable on an individual basis. However, if someone penetrates our network security or otherwise misappropriates sensitive data about our panelists, we could be subject to liability. These liabilities could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, as for unauthorized marketing purposes.

WE FACE RISKS OF INDUSTRY INITIATIVES.

         Several key industry organizations, including the Internet Advertising Bureau, the Media Ratings Council, the Advertising Research Foundation and FAST Forward, have begun initiatives focusing on appropriate standards for Internet audience measurement. Our products and services may ultimately not comply with recommended industry guidelines if we determine that compliance would not be economically feasible or otherwise not consistent with our business strategy. To the extent that our measurement approach diverges from the course of action recommended by some or all of these trade groups, our business and financial results could be materially and adversely affected.

WE FACE RISKS ASSOCIATED WITH POTENTIAL GOVERNMENTAL REGULATION.

         We are currently not subject to direct federal, state or local regulation or laws or regulations applicable to the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted covering:

         -        user privacy;

         -        freedom of expression;

         -        pricing;

         -        content;

         -        quality of products and services;

         -        taxation;

         -        advertising;

         -        intellectual property rights; and

         -        information security.

         The nature and effect of any proposed legislation or regulation cannot be fully determined. The adoption of any such legislation could dampen the growth in use of the Internet generally and decrease our acceptance as a communications, commercial and advertising medium. Any legislation which could have an adverse effect on the growth of the Internet could decrease the demand for our services.

THERE MAY BE LIMITS IMPOSED ON USES OF PERSONAL INFORMATION GATHERED VIA THE INTERNET.

         Several states have proposed legislation that would limit the uses of personal user information gathered via the Internet. These regulations have required proprietary online service and Web site owners to establish privacy policies. The Federal Trade Commission has also recently settled a proceeding with one online service regarding the manner in which personal information is collected from users and provided to third parties. Also, the European Union has enacted its own privacy regulations that may result in limits on the collection and use of user information. Because all of our panelists consent to the retrieval of their personal data, to date these regulations and proceedings have not impacted our operations. In addition, we have adopted a privacy policy applying to the data we collect from our panelists. The Federal Trade Commission has recently begun to proceed against Internet-related companies which the Federal Trade Commission believes have not strictly abided by their stated personal information privacy policies. We may also become subject to claims arising from the information collected or used by our subsidiary, AdRelevance, in generating data for advertising tracking services.

         Changes to existing laws or the passage of new laws intended to address these issues could, among other effects:

         - create uncertainty in the marketplace that could reduce demand for our services;

         -        limit our ability to collect and to use data from our panels;

         - increase the cost of doing business as a result of litigation costs or increased service delivery costs; or

         -        decrease the efficacy of Internet advertising.

WE FACE UNCERTAINTY ABOUT ADDITIONAL FINANCING FOR OUR FUTURE CAPITAL NEEDS.

         If we are unable to increase our revenues as anticipated, we will need to raise additional funds. We may need additional financing sooner if we:

         -        decide to expand faster than planned;

         - develop new or enhanced services or products ahead of schedule;

         -        need to respond to competitive pressures; or

         - need to acquire for cash complementary products, businesses or technologies.

         If we raise additional funds through the sale of equity or convertible debt securities, the value of our outstanding common stock may be diluted. We may have to issue securities that have rights, preferences and privileges senior to our common stock. We may not be able to raise additional funds on terms favorable to us or at all.

OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL CONTROL OVER OUR AFFAIRS.

         Our executive officers and directors and entities affiliated with them in the aggregate beneficially owned approximately 30.1% of the outstanding Media Metrix common stock as of August 10, 2000. In particular, The NPD Group, which is controlled by Tod Johnson, our Chairman and Chief Executive Officer, owns approximately 20% of our outstanding common stock.

         These stockholders acting together have the ability to exert substantial influence over all matters requiring the approval of our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may substantially influence the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination.

THERE MAY BE VOLATILITY IN OUR STOCK PRICE.

         Our common stock, which is traded on the Nasdaq National Market, has experienced significant price and volume fluctuations. These fluctuations are likely to continue in the future. The market prices of the securities of Internet-related companies have been especially volatile. Some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us regardless of the outcome, it could result in substantial costs and a diversion of its management's attention and resources.

                            RISKS RELATING TO JUPITER

JUPITER MAY BE UNABLE TO ATTRACT AND RETAIN EXPERIENCED PERSONNEL.

         Jupiter's success depends in large part on the continued contributions of its senior management team, research analysts and sales representatives, and therefore, on Jupiter's ability to retain its existing management, research analysts and sales representatives and to increase the number of new research analysts and sales representatives that it hires. As of June 30, 2000, Jupiter had 68 research analysts and 107 sales representatives. Jupiter expects to increase its hiring of research analysts and sales representatives significantly in the next few years. Jupiter faces intense competition in hiring and retaining personnel from, among others, technology and Internet companies, market research and consulting firms, print and electronic publishing companies and financial services companies. Many of these firms have substantially greater financial resources than Jupiter does to attract and retain qualified personnel from a limited pool of attractive candidates. In addition, some people that Jupiter may attempt to hire could be subject to non-competition agreements that could impede its recruitment efforts.

RAPID GROWTH IN JUPITER'S BUSINESS COULD STRAIN ITS MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES.

         The anticipated future growth of Jupiter's business will place a significant strain on its managerial, operational and financial resources. Jupiter had 142 employees at December 31, 1998, 270 employees at December 31, 1999 and 425 employees at June 30, 2000. Jupiter anticipates hiring a substantial number of research analysts, sales representatives and other employees in the foreseeable future to expand its product and service offerings and to expand its sales of such products and services. Jupiter may also continue to open additional offices in foreign countries. For example, Jupiter recently opened offices in Munich, Germany, Tokyo, Japan and Sydney, Australia. Furthermore, Jupiter recently signed a lease for a new facility in New York City where it plans to consolidate its current locations in New York City as well as provide for future growth. As Jupiter expands, it expects that it will need to continually improve its financial and managerial controls, billing systems, reporting systems and procedures. In addition, as Jupiter expands it will also need to increase its employee training efforts. If Jupiter is unable to manage its growth effectively, its business and financial results may suffer.

JUPITER HAS ONLY RECENTLY INTRODUCED MANY OF ITS PRODUCTS AND SERVICES.

         Jupiter has recently launched many of the research services that it offers. Additionally, a number of its conferences were first introduced in 2000. As a result, Jupiter has a limited operating history upon which you can evaluate its business and the products and services that Jupiter offers, including those products and services offered by its subsidiaries, Internet Research Group and Net Market Makers. Due to Jupiter's limited operating history, it is difficult or impossible for Jupiter to predict future results of operations. Moreover, due to Jupiter's limited operating history, any evaluation of its business and prospects must be made in light of the risks and uncertainties frequently encountered by companies in new and rapidly evolving markets such as Jupiter's. Many of these risks and uncertainties are discussed elsewhere in this section. Jupiter may not be successful in addressing these risks and uncertainties.

JUPITER HAS A HISTORY OF NET LOSSES WHICH MAY CONTINUE FOR THE FORESEEABLE
FUTURE.

         Jupiter has incurred substantial costs to create, market and distribute its products and services, to retain qualified personnel, including management, research analysts and sales representatives, and to grow its business. As a result, Jupiter incurred net losses of approximately $2.1 million in 1998 and $630,000 in 1999. As a percentage of total revenues, Jupiter's net losses equaled 14.5% in 1998 and 1.7% in 1999.

         Jupiter intends to invest heavily in new products and services, leasehold and technology improvements, new research and sales personnel and international expansion. Because of this, Jupiter will need to achieve significant revenue increases to achieve and maintain profitability. The number of clients for Jupiter's research products and services, as well as the number of attendees to its conferences, may grow more slowly than Jupiter anticipates or may even decrease in the future. In addition, although Jupiter recorded net income of approximately $3.0 million in the first six months of 2000, substantially all of which was attributable to a non-recurring gain from the sale of an investment, Jupiter may not be able to sustain or increase its profits on a quarterly or annual basis in the future.

JUPITER'S OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS.

         Jupiter's revenues, expenses and operating results have varied in the past and may fluctuate significantly in the future due to a variety of factors that are outside of Jupiter's control. These factors include, among others:

         - the level and timing of new business and renewals of subscriptions to Jupiter's research products and services;

         - changes in the market demand for research products or analysis regarding Internet commerce;

         -        the levels of attendance at Jupiter's Internet conferences;
                  and

         -        the extent to which Jupiter experiences increased competition.

         These factors could affect Jupiter's quarterly as well as long-term financial results. In particular, changes in the demand for Jupiter's products, competition or the levels of attendance at Jupiter's Internet conferences each could have both short-term and long-term adverse effects on Jupiter's business.

         Jupiter's revenues, expenses and operating results may also fluctuate significantly in the future as a result of its business decisions. These decisions include, among others:

         - the timing of the introduction and marketing of Jupiter's new research products and services;

         -        the timing of Jupiter's conferences;

         -        changes in operating expenses; and

         - the timing of acquisitions and their impact on Jupiter's operations and operating results.

         The sales of Jupiter's research products and services and the success of Jupiter's conferences are difficult to forecast accurately. If Jupiter's revenues fall short of expectations, it may not be able to adjust its fixed expenses to compensate for this shortfall on a timely basis. Further, as a strategy for remaining competitive, Jupiter may have to make pricing, service or marketing decisions that could cause its business and financial results to suffer.

         Due to all the foregoing factors and other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of Jupiter's results of operations as an indication of future performance.

JUPITER'S REVENUES ARE SUBSTANTIALLY DEPENDENT ON THE SALE OF ITS RESEARCH SERVICES.

         Jupiter's business and financial results are dependent on Jupiter's ability to attract and retain clients for its Research Services. In addition, Jupiter's business model assumes that it will be able to increase the level of research sales over time to Jupiter's existing clients. Revenues from the sale of Research Services, as a percentage of Jupiter's total revenues, were 41.9% in 1998, 60.7% in 1999 and 57.8% for the six months ended June 30, 2000. Jupiter's ability to attract and retain Research Services clients and its ability to increase sales to existing clients are subject to a number of risks, including the following:

         - Jupiter may be unsuccessful in delivering high-quality and timely research analysis to its clients;

         - Jupiter may be unsuccessful in anticipating and understanding market trends and the changing needs of its clients;

         - the use of the Internet as a medium for commerce, both in the United States and abroad, may not continue to grow as Jupiter currently anticipates;

         - Jupiter's marketing programs designed to attract and retain clients may not succeed; and

         - Jupiter may not be able to hire and retain a sufficiently large number of research and sales personnel in a very competitive job market.

JUPITER'S BUSINESS MAY SUFFER IF IT IS UNABLE TO ATTRACT ATTENDEES, SPONSORS AND EXHIBITORS TO ITS CONFERENCES.

         Jupiter's business and financial results depend in part on its ability to attract attendees, sponsors and exhibitors to its growing number of conferences. Revenues from conferences, as a percentage of Jupiter's total revenues, were 33.2% in 1998, 29.6% in 1999 and 36.0% in the six months ended June 30, 2000. Jupiter may not be able to select topics for its conferences that potential attendees, sponsors and exhibitors will find timely and interesting. Jupiter also cannot assure you that its competitors will not produce conferences on similar topics or that Jupiter will continue to be able to attract prominent industry leaders to participate in its conferences. If Jupiter is unable to produce compelling events, if it faces increased competition for its conferences or if it is unable to attract prominent speakers, the growth of Jupiter's conference business will be hindered. Jupiter's business and financial results may also suffer if it is forced to cancel any conferences as a result of inclement weather or another unexpected event.

JUPITER'S BUSINESS MAY SUFFER IF IT PROVES UNABLE TO ANTICIPATE MARKET TRENDS OR IF IT FAILS TO PROVIDE INFORMATION THAT IS USEFUL TO ITS CLIENTS.

         Jupiter's success depends in large part on its ability to anticipate, research and analyze rapidly changing technologies and industries and on its ability to provide this information in a timely and cost-effective manner. If Jupiter is unable to continue to provide credible and reliable information that is useful to companies engaged in online commerce, or to provide this information in a timely manner, Jupiter's business and financial results may suffer.

         Jupiter's research products and services, as well as its conferences, focus on Internet commerce. Internet commerce is relatively new and is undergoing frequent and dramatic changes, including the introduction of new products and the obsolescence of others, shifting business strategies and revenue models, the formation of numerous new companies and high rates of growth. Because of these rapid and continuous changes in the Internet commerce markets, Jupiter faces significant challenges in providing timely analysis and advice. Many of the industries and areas on which Jupiter focuses are relatively new, and it is very difficult to provide predictions and projections as to the future marketplace, revenue models and competitive factors. In addition, many companies have not embraced the use of the Internet as a medium for commerce and are unclear as to how to allocate corporate resources effectively. As a result, some companies may conclude that Jupiter's research products are not useful to their businesses. Further, the need to continually update Jupiter's research requires the commitment by Jupiter of substantial financial and personnel resources.

         If Jupiter's predictions or projections prove to be wrong, or if Jupiter is unable to continually update its information, Jupiter's reputation may suffer and demand for its research products and services may decline. In addition, if companies do not agree with Jupiter's analysis of market trends and the areas on which Jupiter chooses to focus its efforts, Jupiter's business and financial results may suffer.

JUPITER FACES INTENSE COMPETITION IN PROVIDING ITS RESEARCH PRODUCTS AND SERVICES, AS WELL AS IN PRODUCING CONFERENCES, AND SUCH COMPETITION IS LIKELY TO INCREASE IN THE FUTURE.

         Jupiter may not be able to compete successfully against current or future competitors, and the competitive pressures that it faces may cause Jupiter's business and financial results to suffer. Jupiter's principal current competitor is Forrester Research, Inc. In 1999, Gartner Group, Inc., a large holder of Jupiter common stock, began competing directly in providing research products related to Internet commerce. Although Gartner Group has not been actively involved in Jupiter's day-to-day operations since it first invested in Jupiter in October 1997, Jupiter has provided it with select confidential and proprietary data. As a result, Gartner Group could use this confidential and proprietary data in developing and marketing competing products and services. A number of other companies compete with Jupiter in providing research and analysis related to a specific industry or geographic area. In addition, Jupiter's competitors include information technology research firms, business consulting and accounting firms, electronic and print publishing companies and equity analysts employed by financial services companies.

         Jupiter's ability to compete both in the United States and abroad depends upon many factors, many of which are outside of its control. Jupiter believes that the primary competitive factors determining success in its markets include the quality and timeliness of its research and analysis, its ability to offer products and services that meet the changing needs of its customers, the prices it charges for its various research products and general economic conditions.

         Jupiter expects competition to increase because of the business opportunities presented by the growth of Internet commerce around the world. Competition may also intensify as a result of industry consolidation, because the markets in which Jupiter operates face few substantial barriers to entry or because some of Jupiter's competitors may provide additional or complementary services, such as consulting services. Increased competition may result in reduced operating margins, loss of market share and diminished value in Jupiter's products and services, as well as different pricing, service or marketing decisions.

         Jupiter's current and potential competitors include companies that may have greater financial, information gathering and marketing resources than Jupiter has. This may allow them to devote greater resources than Jupiter can to the promotion of their brand and to the development and sale of their products and services. Jupiter may not be able to compete successfully against current and future competitors.

JUPITER COULD FACE ADDITIONAL RISKS AND CHALLENGES IF IT CONTINUES TO EXPAND INTERNATIONALLY.

         Jupiter's business plan calls for accelerated international growth. For example, Jupiter recently opened offices in Munich, Germany, Tokyo, Japan and Sydney, Australia. Expansion into new geographic territories requires considerable management and financial resources and may negatively impact Jupiter's near-term results of operations.

         Jupiter's current international operations, as well as any future international operations, are subject to numerous challenges and risks, including, but not limited to, the following:

         -        political and economic conditions in various jurisdictions;

         -        fluctuations in currency exchange rates;

         -        tariffs and other trade barriers;

         -        adverse tax consequences; and

         - difficulties in protecting intellectual property rights in international jurisdictions.

         Jupiter also relies on local distributors in various countries, including Singapore, Brazil, China, Taiwan, South Korea and Israel, to distribute its Research Services. If any of these distribution arrangements are terminated, Jupiter may not be able to replace the terminated arrangement with an equally beneficial arrangement. Jupiter also intends to enter into additional distribution arrangements in other countries, but it may not be able to do so on acceptable terms. Jupiter's receipt of revenues from these distribution arrangements may also be dependent on factors which are beyond its control, including the efforts of the distributors.

JUPITER'S BUSINESS MAY SUFFER IF THE USE OF THE INTERNET AS A COMMERCIAL MARKETPLACE DOES NOT CONTINUE TO GROW.

         Because Jupiter focuses solely on Internet commerce, Jupiter's future success depends on the continued development and acceptance of the Internet as a viable commercial medium. However, the continued development and acceptance of the Internet as a widely-used medium for commerce and communication is uncertain. A number of factors could prevent such continued development and acceptance, including the following:

         - unwillingness of companies and consumers to shift their purchasing from traditional vendors to online vendors;

         - security and authentication concerns with respect to the transmission of confidential information, such as credit card numbers, over the Internet;

         - privacy concerns, including those related to the ability of Web sites to gather user information without the user's knowledge or consent; and

         - significant uncertainty about the demand and market acceptance for Internet advertising and the lack of standards to measure the effectiveness of Internet advertising.

LAWS AND REGULATIONS COULD SLOW THE GROWTH OF THE INTERNET AND NEGATIVELY AFFECT THE ACCEPTANCE OF THE INTERNET AS A COMMERCIAL MEDIUM.

         Laws and regulations regarding Internet companies and commercial transactions conducted over the Internet could slow the growth in use of the Internet generally and decrease the acceptance of the Internet as a commercial medium. For example, as the popularity and use of the Internet increases, it is possible that a number of laws and regulations may be adopted in the United States or in other countries covering issues such as taxation, intellectual property matters, advertising and other areas. Jupiter cannot predict the impact, if any, that future laws or regulations may have on its business.

JUPITER'S BUSINESS MAY SUFFER IF JUPITER IS UNABLE TO MAINTAIN OR ENHANCE AWARENESS OF THE JUPITER BRAND OR IF JUPITER INCURS EXCESSIVE EXPENSES ATTEMPTING TO PROMOTE THE JUPITER BRAND.

         Jupiter expects to expand its marketing activities to promote and strengthen the Jupiter brand. Promoting and strengthening the Jupiter brand is critical to Jupiter's efforts to attract and retain clients for its research products, as well as to increase attendance at its conferences. Jupiter believes that the importance of brand recognition will likely increase due to the increasing number of competitors entering Jupiter's markets. In order to promote the Jupiter brand, in response to competitive pressures or otherwise,

Jupiter may find it necessary to increase its marketing budget, hire additional marketing and public relations personnel or otherwise increase its financial commitment to creating and maintaining brand loyalty among its clients. If Jupiter fails to effectively promote and maintain the Jupiter brand, or incurs excessive expenses attempting to promote and maintain the Jupiter brand, its business and financial results may suffer.

JUPITER FACES POTENTIAL LIABILITY FOR INFORMATION THAT IT PUBLISHES, PROVIDES AT CONFERENCES OR DISSEMINATES THROUGH ITS RESEARCH ANALYSTS.

         As a publisher and distributor of original research, market projections and trend analyses, Jupiter faces potential liability based on a variety of theories, including defamation, negligence, copyright or trademark infringement, and other legal theories based on the nature, publication or distribution of this information. Claims of this kind, whether brought in the United States or abroad, would likely divert management time and attention and could result in significant cost to investigate and defend, regardless of the merit of any of these claims. The filing of any claims of this kind may also damage Jupiter's reputation as a high-quality provider of unbiased, timely analysis and result in client cancellations or overall decreased demand for its products and services. In addition, if Jupiter becomes subject to these types of claims and is not successful in its defense, it may be forced to pay substantial damages. Jupiter's insurance may not adequately protect it against these claims.

DISRUPTION OF JUPITER'S WEB SITE DUE TO SECURITY BREACHES AND SYSTEM FAILURES COULD HARM JUPITER'S BUSINESS AND RESULT IN CLIENT CANCELLATIONS.

         Jupiter's infrastructure and the infrastructure of Jupiter's service providers are vulnerable to security breaches, computer viruses or similar disruptive problems. These systems are also subject to telecommunications failures, power loss and various other system failures. Any of these occurrences, whether intentional or accidental, could lead to interruptions or disruptions in the general operation of Jupiter's business. In addition, any of these occurrences could also lead to interruptions, delays or cessation of operation of Jupiter's Web site, which provides access to and distribution of many of Jupiter's research products and services. For example, many Jupiter Research Services clients pay Jupiter so that their employees can read Jupiter's research solely on Jupiter's Web site. As a result, providing unimpeded access to Jupiter's Web site is critical to servicing Jupiter's clients and providing superior customer service. Jupiter's inability to provide continuous access to its Web site could cause some of its clients to discontinue purchasing Jupiter's research products and services, prevent or deter some people from purchasing Jupiter's research products and services and harm its business reputation.

JUPITER MAY NOT BE ABLE TO PROTECT AND ENFORCE ITS INTELLECTUAL PROPERTY RIGHTS.

         Jupiter provides its proprietary research products to hundreds of different companies throughout the world, including some companies that compete with Jupiter in some manner. As a result, any protective steps Jupiter has taken may be inadequate to protect its intellectual property and to deter misappropriation of the original research and analysis that Jupiter develops. Jupiter also may be unable to detect the unauthorized use of its intellectual property or take appropriate steps to enforce its intellectual property rights. Moreover, effective trademark, copyright and trade secret protection may not be available in every country in which Jupiter offers its research products and services to the extent these protections are available in the United States.

         Jupiter's failure to adequately protect its intellectual property, either in the United States or abroad, could harm the Jupiter brand or its trademarks, devalue its proprietary research and analysis and affect its ability to compete effectively. Defending its intellectual property rights could result in the expenditure of significant financial and managerial resources, which could harm its financial results.

         Furthermore, other parties may assert claims against Jupiter that Jupiter has misappropriated a trade secret or infringed a patent, copyright, trademark or other proprietary right belonging to them. Any infringement or related claims, even if not meritorious, could be costly and time consuming to litigate, may distract management from other tasks of operating the business and may result in the loss of significant rights and the loss of Jupiter's ability to operate its business.

JUPITER MAY NOT BE ABLE TO SUCCESSFULLY MAKE OR INTEGRATE ACQUISITIONS OF OTHER COMPANIES, SERVICES OR PRODUCTS.

      Jupiter has limited experience in acquiring other companies, services or products. Although it has no present agreement, other than the merger agreement with us, relating to any acquisition, it may make other acquisitions in the future. However, Jupiter may not be able to complete future acquisitions successfully or to integrate an acquired entity with its current business. In addition, the key personnel of the acquired company may decide not to work for Jupiter. If Jupiter makes other types of acquisitions, it could have difficulty assimilating the acquired services or products. These difficulties could disrupt its current business, distract its management and employees, increase its expenses and adversely affect its financial results. Furthermore, Jupiter may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to its existing stockholders' interests.

JUPITER IS DEPENDENT ON KEY MANAGEMENT PERSONNEL FOR ITS FUTURE SUCCESS.

      Jupiter's future success will depend in part on the continued service of a number of key management personnel. Jupiter does not carry key person life insurance on any of its management personnel. The loss of key management personnel, in particular Gene DeRose, its Chief Executive Officer, or Kurt Abrahamson, its President and Chief Operating Officer, could harm its business and financial results.

FUTURE SALES OF JUPITER COMMON STOCK MAY NEGATIVELY AFFECT JUPITER'S STOCK
PRICE.

      Sales of a substantial number of shares of Jupiter common stock in the public market could cause the market price of its common stock to decline and could impair its ability to raise additional capital through the sale of equity securities.

JUPITER STOCK HAS EXPERIENCED, AND MAY CONTINUE TO EXPERIENCE PRICE AND VOLUME FLUCTUATIONS.

      The market price of Jupiter common stock has fluctuated in the past and is likely to continue to be highly volatile and could be subject to wide fluctuations. In addition, the market prices of the securities of Internet-related companies have been especially volatile. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially adversely affect the market price of Jupiter common stock regardless of Jupiter's actual operating performance. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. Any securities class action litigation, it could result in substantial costs and divert the attention and resources of Jupiter's management.

JUPITER CANNOT PREDICT FUTURE CAPITAL NEEDS, AND IT MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING.

      Jupiter may need to raise additional funds in the future to fund its operations, to expand or enhance the range of products and services it offers or to respond to competitive pressures and/or perceived opportunities. Jupiter cannot be sure that additional financing will be available on terms favorable to it, or at all. If adequate funds are not available when required or on acceptable terms Jupiter may be forced to cease its operations, and even if it were able to continue its operations, its business and financial results may suffer.

                               USE OF PROCEEDS

      We will not receive any of the proceeds of this offering.

                              SELLING STOCKHOLDERS

      The shares offered by this prospectus may be offered for sale from time to time by the selling stockholders named below. We cannot estimate the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because we do not know of any agreements, arrangements or understandings concerning the sale of any of the shares. Other than as described in this paragraph, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or other securities.

      The following is a list of material relationships we have had with selling stockholders during the last three years:

      -     Will Hodgman is an officer.

      - Linden Rhoads, Daniel Weld, James Bartot, Craig Horman, Scott Milburn and Richard LeFurgy are current or former employees, directors or consultants of Media Metrix or AdRelevance.

      - Jeffrey C. Levy is a former Director and Vice Chairman. Farm Neck Partners, L.P. is a family limited partnership with which Mr. Levy is affiliated.

      - Osprey Research BV, an affiliate of SIFO Group AB, was a party to the agreement pursuant to which we acquired MMXI Nordic. Osprey Research BV is also the entity through which SIFO Group AB holds its interest in MMXI Europe.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, to the extent those options are currently exercisable or convertible within 60 days of June 30, 2000, are treated as outstanding shares. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to its shares, subject to applicable community property laws.

      The selling stockholders named below provided us the information contained in the following table with respect to themselves and the respective amount of common stock beneficially owned by them and that may be sold by each of them under this prospectus. We have not independently verified this information. According to information Jeffrey C. Levy provided, Mr. Levy and Farm Neck Partners, L.P. own 1.4% of our outstanding common stock in aggregate. Mr. Levy disclaims beneficial ownership of the shares owned by Farm Neck Partners, L.P. According to information William Hodgman provided, Mr. Hodgman owns 1.8% of our outstanding common stock. Each of the other selling stockholders owns less than 1% of our outstanding common stock. Beneficial ownership percentage is based on 19,841,896 shares of common stock outstanding as of June 30, 2000.

      102,360 of the shares offered are subject to an escrow agreement executed in connection with the AdRelevance merger. Shares subject to the escrow are anticipated to be released from escrow on October 8, 2000, subject to the terms and procedures of the escrow agreement.

      The following table shows the number of shares beneficially owned and offered by each of the selling stockholders.

                                          SHARES OWNED          SHARES
               NAME                   BEFORE THE OFFERING       OFFERED
               ----                   -------------------      --------
William Hodgman ..................         350,868(1)          350,868(1)
Farm Neck Partners, L.P. .........         219,451(2)          143,201
Jeffrey C. Levy ..................         219,451(2)           70,000
Linden Rhoads ....................          34,126(3)           31,665(4)
Osprey Research BV ...............          52,000              52,000
Daniel Weld ......................          38,923(5)           32,360(6)
1998 Weld Children's Trust .......          20,990(7)           20,990(7)
J.P. Morgan Pine Street
 Corporation .....................          14,917              14,917
Madrona Investment Group .........           2,082(8)            2,082(8)
James Bartot .....................          32,387(9)            8,096(10)
Craig Horman .....................          32,387(11)           8,096(12)
Guide Fund II, LP. ...............           6,247(13)           6,247(13)
Redleaf Venture II, L.P. .........           6,247(14)           6,247(14)
Northwest Venture Partners II, L.P           4,165(15)           4,165(15)
Scott Milburn ....................             399(16)             399(16)
VLG Investments 1999 .............             364(17)             364(17)
Keith Grinstein ..................           2,342(18)           2,342(18)
Inland Northwest Investors, L.P ..           2,082(19)           2,082(19)
First Portland Corporation .......             102(20)             102(20)
Richard LeFurgy ..................           1,657(21)             520(22)
Craig Sherman ....................             389(23)             389(23)
VLG Investments 1998 .............             201(24)             201(24)
William W. Ericson ...............             121(25)             121(25)
CNA FBO Craig Sherman ............              78(26)              78(26)
                                                               -------
Total ............................                             757,532
                                                               =======

(1)   Includes 62,060 shares subject to the escrow agreement.

(2) Consists of 70,000 shares of common stock owned by Mr. Levy and 143,201 shares of common stock owned by the Farm Neck Partners, L.P., a family limited partnership with which Mr. Levy is affiliated. Includes 6,250 shares of options which are exercisable within 60 days from June 30, 2000 which were granted to Mr. Levy on May 24, 2000. Mr. Levy may be deemed the beneficial owner of the shares held by Farm Neck Partners, L.P. Mr. Levy disclaims beneficial ownership of the shares held by Farm Neck Partners, L.P.

(3) Includes 8,293 shares subject to the escrow agreement. Includes 2,461 shares of common stock issuable upon exercise of options which are exercisable within 60 days from June 30, 2000.

(4)   Includes 8,293 shares subject to the escrow agreement.

(5) Includes 4,706 shares subject to the escrow agreement. Includes 6,563 shares of common stock issuable upon exercise of options which are exercisable within 60 days from June 30, 2000.

(6)   Includes 4,706 shares subject to the escrow agreement.

(7)   Includes 2,332 shares subject to the escrow agreement.

(8)   Consists of 2,082 shares subject to the escrow agreement.

(9) Includes 899 shares subject to the escrow agreement. Includes 24,291 shares of common stock issuable upon exercise of options which are exercisable within 60 days from June 30, 2000.

(10)  Includes 899 shares subject to the escrow agreement.

(11) Includes 899 shares subject to the escrow agreement. Includes 24,291 shares of common stock issuable upon exercise of options which are exercisable within 60 days from June 30, 2000.

(12)  Includes 899 shares subject to the escrow agreement.

(13)  Consists of 6,247 shares subject to the escrow agreement.

(14)  Consists of 6,247 shares subject to the escrow agreement.

(15)  Consists of 4,165 shares subject to the escrow agreement.

(16)  Consists of 399 shares subject to the escrow agreement.

(17)  Consists of 364 shares subject to the escrow agreement.

(18)  Includes 520 shares subject to the escrow agreement.

(19)  Consists of  2,082 shares subject to the escrow agreement.

(20)  Consists of 102 shares subject to the escrow agreement.

(21) Includes 520 shares subject to the escrow agreement. Includes 1,137 shares of common stock issuable upon exercise of options which are exercisable within 60 days from June 30, 2000.

(22)  Consists of 520 shares subject to the escrow agreement.

(23)  Includes 43 shares subject to the escrow agreement.

(24)  Consists of 201 shares subject to the escrow agreement.

(25)  Consists of 121 shares subject to the escrow agreement.

(26) Consists of 78 shares subject to the escrow agreement.

                              PLAN OF DISTRIBUTION

      We are registering the common stock on behalf of the selling stockholders. We will pay all expenses of the registration, except that the selling stockholders will pay underwriting discounts, selling commissions, and fees and expenses, if any, of counsel or other advisers to the selling stockholders.

      The selling stockholders may sell the common stock offered in this prospectus in one or more transactions on the Nasdaq National Market or in negotiated transactions. These transactions may include:

      -      negotiated transactions;

      -      the writing of options; or

      -      a combination of these methods of sale.

      These transactions may occur:

      -     at fixed prices that may be changed;

      -     at market prices prevailing at the time of sale;

      -     at prices related to such prevailing market prices; or

      -     at negotiated prices.

      The selling stockholders may sell common stock to or through broker-dealers, including broker-dealers who may act as underwriters. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. This compensation may exceed customary commissions. The selling stockholders may also:

      - sell common stock pursuant to Rule 144 promulgated under the Securities Act of 1933; or

      - pledge common stock as collateral for margin accounts, and this common stock could be resold pursuant to the terms of these accounts.

      The selling stockholders and any broker-dealers that act in connection with the sale of the common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commission received by them and any profit on the resale of the common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.

      Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders must comply with prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the shares, the selling stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act. Regulation M prohibits, with some exceptions, any of these persons from bidding for or purchasing any security that is the subject of the distribution until his participation in that distribution is completed. Also, Regulation M prohibits, with some exceptions, any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

      In order to comply with applicable state securities laws, the common stock will not be sold in a particular state unless the common stock has been registered or qualified for sale in that state or an exemption from registration or qualification is available and complied with.

                           INCORPORATION BY REFERENCE

      This prospectus is part of a registration statement (Registration No. 333-34388) we filed with the Commission. The Commission permits us to 'incorporate by reference' the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the Commission after the date of this prospectus will automatically update and supercede this information. We incorporate by reference the documents listed below filed by us with the Commission. We also incorporate by reference any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of this offering.

      1.    Our Quarterly Report on Form 10-Q for the quarter ended June 30,
            2000.

      2.    Our Current Report on Form 8-K dated June 27, 2000.

      3.    Our Quarterly Report on Form 10-Q for the quarter ended March 30,
            2000.

      4.    Our Current Report on Form 8-K, dated March 20, 2000.

      5. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

      6. The description of our common stock which is contained in its Registration Statement on Form 8-A filed under the Exchange Act on May 3, 1999, including any amendment or reports filed for the purpose of updating such description.

      If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to: Gail A. Balcerzak, Esq., Secretary, Media Metrix, Inc., 250 Park Avenue South, 7th Floor, New York, New York 10003.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for Media Metrix by Fulbright & Jaworski L.L.P., New York, New York. Attorneys at Fulbright & Jaworski L.L.P. own 1,000 shares of our common stock in the aggregate.

                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

      Ernst & Young LLP, independent auditors, also have audited the financial statements of AdRelevance, Inc. at December 31, 1998 and for the period from October 12, 1998 (the date of AdRelevance's inception) to December 31, 1998 as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about AdRelevance's ability to continue as a going concern as described in Note 1 to the financial statements). We have included AdRelevance's financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

      The consolidated financial statements of Jupiter Communications, Inc. and its subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999, included in this prospectus have been so included in reliance on the report of KPMG, LLP, independent accountants, appearing elsewhere herein, upon their authority as experts in auditing and accounting.

     The financial statements of Internet Research Group as of December 31, 1998 and 1999, and for the years then ended, included in this prospectus have been so included in reliance on the report of KPMG, LLP, independent accountants, appearing elsewhere herein, upon their authority as experts in auditing and accounting.

     The financial statements of Net Market Makers as of December 31, 1999 and for the year then ended, included in this prospectus have been so included in reliance on the report of KPMG, LLP, independent accountants, appearing elsewhere herein, upon their authority as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the Commission a registration statement on Form S-3 with respect to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with rules and regulations of the Commission. For further information about us and our common stock being sold in this offering, please refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are not necessarily complete; reference is made in each case to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified in all respects by reference to the exhibit. We also file annual, quarterly and special reports, proxy statements and other information with the Commission. A copy of the registration statement and other documents we file, including exhibits and schedules thereto, may be inspected without charge and obtained at prescribed rates at the public reference section of the Commission at its principal offices, located at 450 Fifth Street, N.W., Washington, D.C. 20549, and may be inspected without charge at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement, including the exhibits and schedules thereto, is also available at the Commission's site on the Web at http://www.sec.gov.

      We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in the prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create implication that the information contained herein or the affairs of Media Metrix.

                          INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
JUPITER COMMUNICATIONS, INC.
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of December 31, 1998, 1999
  and June 30, 2000 (unaudited).............................   F-3
Consolidated Statement of Operations for the years ended
  December 31, 1997, 1998, 1999 and for the six months ended
  June 30, 1999 and 2000 (unaudited)........................   F-4
Consolidated Statements of Stockholders Equity/Members
  Deficiency for the years ended December 31, 1997, 1998,
  1999 and for the six months ended June 30, 2000
  (unaudited)...............................................   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998, 1999 and for the six months ended
  June 30, 1999 and 2000 (unaudited)........................   F-6
Notes to Consolidated Financial Statements..................   F-7
INTERNET RESEARCH GROUP
Independent Auditors' Report................................  F-21
Balance Sheets as of December 31, 1998 and 1999.............  F-22
Statements of Operations for the years ended December 31,
  1998 and 1999.............................................  F-23
Statements of Shareholders' Equity for the years ended
  December 31, 1998 and 1999................................  F-24
Statements of Cash Flows for the years ended December 31,
  1998 and 1999.............................................  F-25
Notes to Financial Statements...............................  F-26
NET MARKET MAKERS
Independent Auditors' Report................................  F-31
Balance Sheets as of December 31, 1999......................  F-32
Statements of Operations for the year ended December 31,
  1999......................................................  F-33
Statements of Shareholders' Equity for the year ended
  December 31, 1999.........................................  F-34
Statements of Cash Flows for the year ended December 31,
  1999......................................................  F-35
Notes to Financial Statements...............................  F-36
ADRELEVANCE, INC.
Report of Independent Auditors..............................  F-40
Balance Sheets as of December 31, 1998 and September 30,
  1999 (unaudited)..........................................  F-41
Statements of Operations for the period from October 12,
  1998 (inception) to December 31, 1998 and the nine months
  ended September 30, 1999 (unaudited)......................  F-42
Statements of Shareholders' Equity (Deficit) for the period
  from October 12, 1998 (inception) to December 31, 1998 and the nine months ended September 30, 1999 (unaudited)......  F-43
Statements of Cash Flows for the period from October 12,
  1998 (inception) to December 31, 1998 and the nine months
  ended September 30, 1999 (unaudited)......................  F-44
Notes to Financial Statements...............................  F-45
PRO FORMA INFORMATION
Unaudited Pro Forma Condensed Combining Financial
   Information..............................................  F-56
Media Metrix Inc./Jupiter Communications, Inc. Unaudited
   Pro Forma Condensed Combining Balance Sheet as of
   June 30, 2000............................................  F-57
Media Metrix Inc./Jupiter Communications, Inc. Unaudited
   Condensed Combining Statement of Operations for the six
   months ended June 30, 2000...............................  F-58
Jupiter Communications, Inc. Unaudited Pro Forma Condensed
   Combining Statement of Operations for the six months
   ended June 30, 2000......................................  F-59
Media Metrix, Inc./Jupiter Communications, Inc. Unaudited
   Pro Forma Condensed Combining Statement of Operations
   for the year ended December 31, 1999.....................  F-60
Media Metrix, Inc. Pro Forma Condensed Combining Statement
   of Operations for the year ended December 31, 1999.......  F-61
Jupiter Communications, Inc. Unaudited Pro Forma
       Condensed Combining Statement of Operations for
       the year ended December 31, 1999....................   F-62
Notes to Unaudited Pro Forma Condensed Combining
   Financial Statements....................................   F-63

                          JUPITER COMMUNICATIONS, INC.

                              FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Jupiter Communications, Inc.

     We have audited the accompanying consolidated balance sheets of Jupiter Communications Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity/members' deficiency and cash flows for each of the years in the three-year period ended December 31, 1999. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jupiter Communications Inc. and subsidiaries, as of December 31, 1999 and 1998, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          /s/ KPMG LLP

New York, New York
February 7, 2000

                          JUPITER COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                     DECEMBER 31,    DECEMBER 31,      JUNE 30,
                                                         1998            1999            2000
                                                     ------------    ------------    ------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................  $   216,144     $57,222,154     $ 24,852,938
  Short-term investments...........................           --       8,852,937       18,803,680
  Accounts receivable, less allowance for doubtful
     accounts of $37,915, $113,392 and $571,903 in
     1998, 1999 and 2000, respectively.............    4,579,856      17,849,722       21,890,882
  Marketable securities............................           --              --        1,302,347
  Prepaid expenses and other current assets........      797,168       3,156,851        5,117,373
                                                     -----------     -----------     ------------
     Total current assets..........................    5,593,168      87,081,664       71,967,220
Property and equipment, net........................    1,071,432       5,131,095        9,602,445
Goodwill and other intangible assets, net..........       54,791       4,526,071       52,753,765
Other assets.......................................      147,630         440,744        7,928,199
                                                     -----------     -----------     ------------
     Total assets..................................  $ 6,867,021     $97,179,574     $142,251,629
                                                     ===========     ===========     ============
LIABILITIES AND STOCKHOLDERS' EQUITY/MEMBERS
  DEFICIENCY
Current liabilities:
  Accounts payable.................................  $ 1,241,618     $ 2,764,013     $  4,371,630
  Accrued expenses.................................      208,843       1,178,619        6,258,617
  Accrued compensation.............................      841,624       2,515,680        2,432,604
  Convertible note payable.........................           --              --        1,123,466
  Deferred revenue.................................    6,677,233      25,594,018       34,652,218
                                                     -----------     -----------     ------------
     Total current liabilities.....................    8,969,318      32,052,330       48,838,535
Deferred rent......................................       26,477         129,716          847,229
Convertible notes payable..........................           --       3,500,000               --
Common stock, $0.001 par value: 100,000,000 shares
  authorized, 14,499,573 and 15,561,752 shares
  issued and outstanding at December 31, 1999 and
  June 30, 2000, respectively......................           --          14,500           15,561
                                                       3,506,265      63,212,533       93,659,241
Additional paid-in capital.........................
Deferred compensation..............................           --        (504,819)        (432,700)
Retained earnings (accumulated deficit)............   (5,635,039)     (1,290,623)       1,675,384
Accumulated other comprehensive income(loss).......           --          65,937       (2,351,621)
                                                     -----------     -----------
     Total stockholders' equity/members'
       deficiency..................................   (2,128,774)     61,497,528       92,565,865
Commitments and contingencies......................           --              --               --
                                                     -----------     -----------     ------------
     Total liabilities and stockholders'
       equity/members' deficiency..................  $ 6,867,021     $97,179,574     $142,251,629
                                                     ===========     ===========     ============

          See accompanying notes to consolidated financial statements.

                          JUPITER COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                          YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                  ---------------------------------------   -------------------------
                                     1997          1998          1999          1999          2000
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Revenues:
  Research Services.............  $ 1,850,154   $ 6,183,188   $23,133,867   $ 8,166,289   $24,798,563
  Conferences...................    3,426,079     4,889,703    11,269,950     4,552,796    15,422,791
  Other.........................    3,228,919     3,674,934     3,680,468     1,672,178     2,662,772
                                  -----------   -----------   -----------   -----------   -----------
     Total revenues.............    8,505,152    14,747,825    38,084,285    14,391,263    42,884,126
Cost of services and
  fulfillment...................    6,259,433     9,675,838    16,897,660     6,853,869    15,851,305
                                  -----------   -----------   -----------   -----------   -----------
       Gross profit.............    2,245,719     5,071,987    21,186,625     7,537,394    27,032,821
Other operating expenses:
  Sales and marketing...........    1,557,676     3,173,368    11,383,673     4,008,079    11,236,301
  General and administrative
     expenses...................    2,855,589     3,897,096    10,100,267     3,351,368    13,491,322
  Depreciation and
     amortization...............       99,751       193,410     1,278,241       316,987     3,271,199
                                  -----------   -----------   -----------   -----------   -----------
     Total other operating
       expenses.................    4,513,016     7,263,874    22,762,181     7,676,434    27,998,822
Interest income.................       17,000        54,506       743,484         8,545     1,613,501
Gain on sale of investments.....           --            --            --            --     5,932,101
                                  -----------   -----------   -----------   -----------   -----------
Income (loss) before income
  taxes.........................   (2,250,297)   (2,137,381)     (832,072)     (130,495)    6,579,601
Income tax benefit (expense)....           --            --       202,000            --    (3,613,594)
                                  -----------   -----------   -----------   -----------   -----------
     Net income (loss)..........  $(2,250,297)  $(2,137,381)  $  (630,072)  $  (130,495)  $ 2,966,007
                                  ===========   ===========   ===========   ===========   ===========
Pro forma basic net income
  (loss) per common share.......                $     (0.21)  $     (0.05)  $     (0.01)  $      0.20
                                                ===========   ===========   ===========   ===========
Pro forma diluted net income
  (loss) per common share.......                $     (0.21)  $     (0.05)  $     (0.01)  $      0.18
                                                ===========   ===========   ===========   ===========
Pro forma basic weighted average
  common shares outstanding.....                 10,318,359    11,564,816    10,454,736    15,005,993
                                                ===========   ===========   ===========   ===========
Pro forma diluted weighted
  average common shares
  outstanding...................                 10,318,359    11,564,816    10,454,736    16,320,524
                                                ===========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                          JUPITER COMMUNICATIONS, INC.

       CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY/MEMBERS' DEFICIENCY
 FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND UNAUDITED SIX MONTHS
                              ENDED JUNE 30, 2000

                                      COMMON STOCK                                                  ACCUMULATED        TOTAL
                                   -------------------   ADDITIONAL                                    OTHER       STOCKHOLDERS'
                                     NUMBER      PAR      PAID-IN       DEFERRED     ACCUMULATED   COMPREHENSIVE   EQUITY/MEMBERS
                                   OF SHARES    VALUE     CAPITAL     COMPENSATION     DEFICIT        INCOME         DEFICIENCY
                                   ----------   ------   ----------   ------------   -----------   -------------   --------------
Balance at December 31, 1996.....          --       --      533,051           --     (1,247,361)            --         (714,310)
Contributions made by members....                         2,996,175                                                   2,996,175
Distributions paid to members....                           (22,961)                                                    (22,961)
Net loss.........................                                                    (2,250,297)                     (2,250,297)
                                   ----------   ------   ----------     --------     ----------     ----------       ----------
Balance at December 31, 1997.....          --       --    3,506,265           --     (3,497,658)            --            8,607
Net loss.........................                                                    (2,137,381)                     (2,137,381)
                                   ----------   ------   ----------     --------     ----------     ----------       ----------
Balance at December 31, 1998.....          --       --    3,506,265           --     (5,635,039)            --       (2,128,774)
Exercise of member unit
  options........................                           500,000                                                     500,000
Issuance of units on acquisition
  of Intelligence AB.............                           808,300                                                     808,300
Exercise of employee unit
  options........................                            39,500                                                      39,500
Issuance of units on acquisition
  of New Media Holdings PTY
  Ltd............................                           320,000                                                     320,000
Issuance of unit options to
  employees......................                           576,937     (576,937)                                            --
Issuance of common stock on
  conversion from LLC to a "C"
  corporation....................  11,222,327   11,222   (4,985,710)                  4,974,488                              --
Initial public offering proceeds,
  net............................   3,258,750    3,259   62,433,167                                                  62,436,426
Amortization of deferred
  compensation...................                                         72,118                                         72,118
Exercise of stock option plans...      18,496       19       14,074                                                      14,093
Comprehensive loss:
  Net loss.......................                                                      (630,072)                       (630,072)
  Cumulative translation
    adjustment...................                                                                       65,937           65,937
                                                                                                                     ----------
    Total comprehensive loss.....                                                                                      (564,134)
                                   ----------   ------   ----------     --------     ----------     ----------       ----------
Balance at December 31, 1999.....  14,499,573   14,500   63,212,533     (504,819)    (1,290,623)        65,937       61,497,528
                                   ----------   ------   ----------     --------     ----------     ----------       ----------
Exercise of stock option plans
  (unaudited)....................     140,989      141      158,597                                                     158,738
Amortization of deferred
  compensation (unaudited).......                                         72,119                                         72,119
Issuance of shares on
  acquisitions (unaudited).......     855,724      855   29,119,609                                                  29,120,464
Issuance of common stock
  (unaudited)....................      65,466       65    1,168,502                                                   1,168,567
Comprehensive income
  Net income (unaudited).........                                                     2,966,007                       2,966,007
  Unrealized losses on marketable
    securities (unaudited).......                                                                   (2,398,817)      (2,398,817)
  Cumulative translation
    adjustment (unaudited).......                                                                      (18,741)         (18,741)
                                                                                                                     ----------
    Total comprehensive income...                                                                                       548,449
                                   ----------   ------   ----------     --------     ----------     ----------       ----------
Balance at June 30, 2000
 (unaudited).....................  15,561,752   15,561   93,659,241     (432,700)     1,675,384     (2,351,621)      92,565,865
                                   ==========   ======   ==========     ========     ==========     ==========       ==========

          See accompanying notes to consolidated financial statements.

                          JUPITER COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                                           ----------------------------------------   --------------------------
                                                              1997          1998           1999          1999           2000
                                                           -----------   -----------   ------------   -----------   ------------
                                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net loss...............................................  $(2,250,297)  $(2,137,381)  $   (630,072)  $ (130,495)   $  2,966,007
  Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:
    Equity loss from investment in Methodfive LLC........       35,000        22,230         26,510       26,510              --
    Non-cash gain related to investment in Methodfive
      LLC................................................           --            --             --           --      (5,744,601)
    Depreciation and amortization........................       99,751       193,410      1,278,241      316,987       3,288,373
    Accretion of discount on convertible note payable....           --            --         57,377           --              --
    Provision for allowance for doubtful accounts........       25,483       (13,568)        98,672       (8,981)        219,252
    Amortization of deferred compensation................           --            --             --           --          72,119
    Deferred tax asset...................................           --            --       (202,000)          --              --
    Changes in operating assets and liabilities, net of
      effect of acquisitions:
      Accounts receivable................................     (328,142)   (3,430,058)   (13,379,720)  (3,896,180)     (2,514,312)
      Prepaid expenses and other current assets..........       13,073      (656,106)    (2,329,067)    (955,305)     (1,698,067)
      Other assets.......................................        3,815       (79,589)      (117,624)     (66,841)         70,037
      Accounts payable...................................      397,337        38,040      1,375,400     (429,002)      1,187,900
      Accrued expenses and accrued compensation..........      298,300       606,858      2,594,592      708,072       4,810,608
      Deferred revenue...................................      657,280     4,902,230     18,736,891    7,514,609       5,892,868
      Deferred rent......................................      (13,138)       (3,016)       103,239      146,128         717,513
                                                           -----------   -----------   ------------   ----------    ------------
         Net cash provided by (used in) operating
           activities....................................   (1,061,538)     (556,950)     7,612,439    3,225,502       9,267,697
                                                           -----------   -----------   ------------   ----------    ------------
Cash flows from investing activities:
  Capital expenditures...................................     (206,842)     (838,037)    (4,893,654)  (2,263,121)     (5,262,684)
  Investment in Internet Content Report..................      (25,000)           --             --           --              --
  Repayment of loan, related party.......................           --            --             --                           --
  Investments in marketable securities...................           --            --     (8,852,937)          --              --
  Purchase of investments................................           --            --             --           --     (15,409,704)
  Cash paid in connection with acquisition, net of cash
    acquired.............................................           --            --        103,425           --     (19,811,479)
                                                           -----------   -----------   ------------   ----------    ------------
         Net cash used in investing activities...........     (231,842)     (838,037)   (13,643,166)  (2,263,121)    (40,483,867)
                                                           -----------   -----------   ------------   ----------    ------------
Cash flows from financing activities:
  Issuance of common stock...............................           --            --     62,436,426           --       1,168,503
  Member contributions, net..............................    2,996,175            --             --           --              --
  Exercise of options....................................           --            --        553,592      375,000         158,339
  Distributions paid to members..........................      (22,961)           --             --           --              --
  Repayment of notes payable.............................      (70,000)           --             --           --      (2,460,524)
  Principal payments under capital lease obligation......       (3,447)       (2,919)            --           --              --
                                                           -----------   -----------   ------------   ----------    ------------
         Net cash provided by (used in) financing
           activities....................................    2,899,767        (2,919)    62,990,018      375,000      (1,133,682)
                                                           -----------   -----------   ------------   ----------    ------------
         Increase (decrease) in cash and cash
           equivalents...................................    1,606,387    (1,397,906)    56,959,291    1,337,381     (32,349,852)
                                                           -----------   -----------   ------------   ----------    ------------
Effect of exchange rate changes on cash and cash
  equivalents............................................           --            --         46,719           --         (19,364)
Cash and cash equivalents at beginning of period.........        7,663     1,614,050        216,144      216,144      57,222,154
                                                           -----------   -----------   ------------   ----------    ------------
Cash and cash equivalents at end of period...............  $ 1,614,050   $   216,144   $ 57,222,154   $1,553,525    $ 24,852,938
                                                           ===========   ===========   ============   ==========    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for interest.................        8,694        11,855             --           --              --
                                                           ===========   ===========   ============   ==========    ============
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of intangible asset by issuance of
  convertible notes payable..............................           --            --      3,442,623           --              --
Acquisition of goodwill acquired by issuance of stock....           --            --      1,128,300           --              --
Acquisition of Internet Research Group for stock
  issued.................................................           --            --             --           --      20,399,375
Gain on sale of investment in Methodlive LLC by getting
  shares of Xceed, Inc. .................................           --            --             --           --       5,744,601
Mark-down of investment in Xceed, Inc., based on market
  value, net of deferred tax $2,043,437..................           --            --             --           --       4,442,254
Acquisition of Net Market Makers for stock issued........           --            --             --           --       8,721,090

          See accompanying notes to consolidated financial statements.

                          JUPITER COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

(1) ORGANIZATION

     Jupiter Communications, LLC (the "LLC") was organized on December 1, 1994 as a New York limited liability company. On October 8, 1999, in connection with the completion of our initial public offering, the LLC was merged with and into Jupiter Communications, Inc., a Delaware corporation ("Jupiter" or the "Company"). Jupiter is a new media research firm that provides comprehensive views of industry trends, forecasts and business decisions about the internet economy. The Company's research services encompass Jupiter Research Services, conferences, newsletters, book-length studies, and custom research reports and provide clients and customers with focused research and strategic planning support as they develop interactive products and services.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The Company's consolidated financial statements as of and for the year ended December 31, 1999 include the accounts of the Company, the accounts of Intelligence SE AB("Intelligence"), a Swedish research company, from July 31, 1999 (date of acquisition) and the accounts of New Media Holdings PTY, Ltd.("New Media Holdings"), an Australian research company, from October 7, 1999 (date of acquisition). The consolidated financial statements for the prior year periods include only the accounts of Jupiter. All significant inter-company balances and transactions have been eliminated in consolidation.

  (b) Unaudited Interim Financial Information

     The interim financial statements of the Company for the six months ended June 30, 1999 and 2000, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

     In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments consisting only of normal recurring adjustments necessary to present fairly the financial position of the Company as of June 30, 2000, and the results of its operations and cash flows for the six months ended June 30, 1999 and 2000.

  (c) Use of Estimates

     The accompanying financial statements are prepared in accordance with U.S. generally accepted accounting principles (GAAP). In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (d) Currency Translation and Transactions

     The reporting currency for the Company is the United States Dollar (USD). The functional currency for the Company's operations is generally the applicable local currency. Accordingly, the assets and liabilities of the subsidiaries whose functional currency is other than the USD are included in the consolidated financial statements by translating the assets and liabilities into the reporting currency at the exchange rates applicable at the end of the reporting year. The statements of operations and cash flows of such non-USD functional

                          JUPITER COMMUNICATIONS, INC.

currency operations are translated at the average exchange rate for the reporting year. Translation gains or losses are accumulated as a separate component of stockholders' equity/ members' deficiency. Currency transaction gains or losses arising from transactions of the Company in currencies other than the functional currency are included in operations for each reporting period.

  (e) Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less at the time of acquisition to be cash equivalents. Cash equivalents at December 31, 1999 consist primarily of investments in highly rated debt securities. There were no cash equivalents at December 31, 1998.

  (f) Short-term Investments

     Management determines the appropriate classification of marketable debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. At December 31, 1999, the Company's investment portfolio consisted of marketable debt securities classified as held-to-maturity, as management has both the intent and ability to hold these securities to maturity, and is carried at amortized cost, which approximates fair value. Income relating to these securities is reported as interest income.

  (g) Impairment of Long-Lived Assets

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair market value, less costs to sell.

  (h) Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the respective assets, which range from three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or their estimated useful life. Additions and major improvements are capitalized, whereas the cost of maintenance and repairs is charged to operations as incurred.

  (i) Goodwill and Other Intangible Assets

     Goodwill, resulting from business acquisitions and other intangible assets are being amortized on a straight-line basis over their expected period of benefit ranging from three to five years. Goodwill and other intangible assets are stated net of total accumulated amortization of $95,209 and $451,742 at December 31, 1998 and December 31, 1999, respectively.

  (j) Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and deferred revenues approximated fair value because of the relatively short maturity of these instruments. At December 31, 1999, it was not practicable to estimate the fair value of the convertible notes payable for the acquisition of rights to profits from the Plug-in conference, because there were no quoted market prices.

                          JUPITER COMMUNICATIONS, INC.

  (k) Stock-Based Compensation

     The company accounts for stock based compensation under the intrinsic-value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issues to Employees," and discloses the effect of the difference in applying the fair value based method of accounting on a pro-forma basis, as required by SFAS No. 123 "Accounting for Stock-Based Compensation."

  (l) Pro Forma Basic and Diluted Net Loss per Common Share

     Pro forma basic and dilutive net loss per common share is computed by dividing net loss by the pro forma weighted average number of common shares outstanding for the period. Pro forma weighted average number of common shares gives effect to the Company's reorganization from a limited liability company to a corporation as though the organization had occurred as of January 1, 1998. Pro forma weighted average number of common shares does not include any common stock equivalents because inclusion of common stock equivalents would have been anti-dilutive.

  (m) Revenue and Deferred Revenue Commission Expense Recognition

     Jupiter Research Services revenues are deferred and then reflected proportionally in operations over the term of the service period, which is generally up to one year. Conference revenues are reflected in operations when the conference occurs. Newsletter subscriptions are deferred and then reflected proportionally in operations over the term of the subscription, which is generally up to one year. Book-length studies and custom research are reflected in operations when the product is shipped.

     Deferred revenue is composed of prepaid Jupiter Research Services fees to be earned in the future over the term of the service period, prepaid conference sponsorship/exhibition fees to be earned from conferences held after the balance sheet date, and prepaid newsletter subscriptions to be earned in the future over the term of the subscriptions.

  (n) Cost of Revenues and Commission Expense Recognition

     Cost of revenues is primarily comprised of cost of research analysts, direct costs incurred for conferences, payroll and travel related to Jupiter Research Services product. The Company records prepaid commissions related to Jupiter Research Services upon the signing of the contract and amortizes this corresponding prepaid commission expense over the contract period in which the related revenues are earned and amortized to income.

  (o) Income Taxes

     Prior to October 8, 1999, Jupiter Communications LLC (the "LLC") was treated as a partnership for income tax purposes, and accordingly, income or loss attributed to the LLC's operations was allocated to its members to be reported on their separate income tax returns. Tax net operating losses incurred during this period are not available to offset the Company's future taxable income, if any.

     On October 8, 1999, the LLC was merged with and into the Company, a Delaware corporation, and the surviving entity. Effective on this date, income taxes are accounted for under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The Company recognizes both the current and deferred tax consequences of all transactions that have been recognized in the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                          JUPITER COMMUNICATIONS, INC.

  (p) Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash is deposited with high credit quality financial institutions and cash equivalents consist of highly rated debt securities. The Company's customers are concentrated in the United States. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

     For each of the years in the three-year period ended December 31, 1999, no customer accounted for more than 10% of revenues generated by the Company, or of accounts receivable at December 31, 1999 and 1998.

  (q) Net Loss per Share

     The Company computes net loss per share in accordance with SFAS No. 128, "Earnings Per Share". Basic net income per share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of incremental common shares issuable upon the exercise of stock options and warrants, are included in net income per share to the extent such shares are dilutive. Common stock equivalents were not included in loss per share for any periods presented since they are anti-dilutive.

  (r) Recent Accounting Pronouncements

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1") which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 will be effective for the Company's fiscal year ending December 31, 1999. The adoption of SOP 98-1 did not have a material impact on the Company's consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income generally represents all changes in stockholders' equity during the period except those resulting from investments by or distributions to, stockholders. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented. The adoption of this standard has modified the Company's stockholders' equity and had no impact on the Company's results of operations, financial position or cash flows.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" which establishes standards for the way that a public enterprise reports information about operating segments in annual financial statements, and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, and requires restatement of earlier periods presented. In the initial year of application, comparative information for earlier years must be restated. The Company has no reportable operating segments and adoption of this standard had no impact on the Company's financial statements.

                          JUPITER COMMUNICATIONS, INC.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This statement is not expected to affect the Company as it currently does not engage or plan to engage in derivative instruments or hedging activities.

  (s) Reclassification

     Certain reclassifications have been made in prior years' financial statements to conform to classifications used in the current year.

(3) ACQUISITIONS

  Intelligence SE AB

     On July 31, 1999, Jupiter acquired all of the stock of Intelligence, in exchange for 137,000 Class B (non-voting) units at an aggregate value of $808,300. The total purchase price for this transaction was $868,795, which includes expenses incurred by the Company of $60,495 related to the merger.

     Net liabilities acquired in the transaction were $133,151. The historical carrying amounts of such net liabilities approximated their fair value. The difference between the purchase price and the fair value of the acquired net liabilities of Intelligence was recorded as goodwill in the amount of $1,001,946 and is being amortized on a straight line basis over its estimated useful life of 4 years, the expected period of benefit.

  New Media Holdings PTY, Ltd.

     On October 7, 1999, Jupiter acquired all of the stock of New Media Holdings, in exchange for 20,000 Class B (non-voting) units at an aggregate value of $320,000. The total purchase price for this transaction was $383,244, which includes expenses incurred by the Company of $13,244 related to the merger and a $50,000 note receivable that was outstanding at time of acquisition.

     As there were no assets or liabilities at the time of the acquisition, the purchase price of $383,244 was recorded as goodwill, which is being amortized on a straight-line basis over its estimated useful life of 4 years, the expected period of benefit.

     The following unaudited pro forma consolidated financial information gives effect to the acquisition of Intelligence and New Media Holdings, as if they had occurred as of January 1, 1998, after giving effect to adjustment for amortization of goodwill. The pro forma financial information does not necessarily reflect the consolidated results of operations that would have occurred had the Company, Intelligence and New Media Holdings constituted a single entity during such periods:

                                                                 1998          1999
                                                              -----------   -----------
Revenues....................................................  $14,910,825   $38,672,915
Net loss....................................................   (2,700,679)   (1,371,192)
Net loss per share..........................................        (0.26)        (0.12)

                          JUPITER COMMUNICATIONS, INC.

(4) PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid expenses and other current assets consist of the following:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1998        1999
                                                              --------   ----------
Deferred Jupiter Research Services commissions..............  $632,406   $2,341,242
Prepaid conference expenses.................................   101,974      315,683
Other.......................................................    62,788      499,926
                                                              --------   ----------
                                                              $797,168   $3,156,851
                                                              ========   ==========

(5) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998         1999
                                                              ----------   -----------
Computer equipment..........................................  $  758,428   $ 3,341,164
Furniture and fixtures......................................     178,892       728,936
Office equipment............................................      96,623       295,897
Leasehold improvements......................................     385,603     1,962,803
                                                              ----------   -----------
                                                               1,419,546     6,328,800
Less accumulated depreciation and amortization..............    (348,114)   (1,197,705)
                                                              ----------   -----------
                                                              $1,071,432   $ 5,131,095
                                                              ==========   ===========

     Depreciation and amortization expense for 1997, 1998 and 1999 was $73,084, $163,410 and $849,591, respectively.

(6) GOODWILL AND OTHER INTANGIBLE ASSETS

     In June 1995, the Company acquired substantially all of the assets of the Internet Business Report ("IBR") in exchange for a $140,000 promissory note, payment of which was completed during 1997. The purchase price of $140,000 was allocated as follows: $62,500 to the IBR subscriber list $62,500 to the IBR trademark; and $15,000 for the editorial costs which were subsequently written off. In 1999 the Company ceased publication of the Internet Business Report, and any remaining amounts allocated to the subscriber list and trademark were expensed.

     In September 1997, the Company purchased the rights and interests in the trademark "Internet Content Report" for $25,000. This included a subscriber list with information regarding current and former subscribers. The purchase price was allocated equally between the subscriber list and the trademark.

     In November 1999, the Company purchased substantially all of the rights to a portion of the net profits from "Plug-In," one of the annual conferences sponsored by the Company, as well as the trademark. The aggregate purchase price was $3.85 million, which was paid through the issuance of two $1.925 million zero-coupon convertible promissory notes with a maturity date of January 7, 2001. The trademark has been recorded at the present value of the convertible notes payable at $3,442,623.

                          JUPITER COMMUNICATIONS, INC.

     Goodwill and other intangible assets consist of the following:

                                                        DECEMBER 31,
                                                   ----------------------      ESTIMATED
                                                     1998         1999       LIFE OF ASSET
                                                   --------    ----------    -------------
Goodwill:
  Sweden.........................................  $      0    $1,001,946          4
  Australia......................................         0       383,244          4
                                                   --------    ----------
                                                          0     1,385,190
Internet Content Report:
  Subscriber list................................  $ 12,500    $   12,500          5
  Trademark......................................    12,500        12,500          5
                                                   --------    ----------
                                                     25,000        25,000
Internet Business Report:
  Subscriber list................................    62,500        62,500          5
  Trademark......................................    62,500        62,500          5
                                                   --------    ----------
                                                    125,000       125,000
Plug-In Trademark................................        --     3,442,623          3
                                                   --------    ----------
Gross goodwill and intangible assets.............   150,000     4,977,813
Less accumulated amortization....................   (95,209)     (451,742)
                                                   --------    ----------
                                                   $ 54,791    $4,526,071
                                                   ========    ==========

     Amortization expense for 1997, 1998 and 1999 was $26,667, $30,000 and $356,533, respectively.

(7) OTHER ASSETS

     Other assets consist of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Investment in Methodfive, LLC...............................  $ 26,510    $      0
Security Deposits...........................................   121,120     238,744
Deferred Taxes Assets, non-current..........................         0     202,000
                                                              --------    --------
                                                              $147,630    $440,744
                                                              ========    ========

     Jupiter has an investment in Methodfive LLC ("Methodfive"), formerly the Myriad Agency, LLC, a Web site design and consulting company. For the years ended December 31, 1998 and 1999, Methodfive experienced a net loss from operations and the Company recorded its share of the loss in the accompanying consolidated statements of operations. Jupiter's cumulative interest in Methodfive as of December 31, 1998 and 1999 was approximately 17.4% and 8.0%, respectively, and has been accounted for under the equity method.

     As of December 31, 1999 the Company has fully written down its investment as a result of the current financial position and recurring losses of Methodfive. The Company has no future funding responsibilities with respect to Methodfive and has an 8.0% passive interest.

                          JUPITER COMMUNICATIONS, INC.

(8) CONVERTIBLE NOTES PAYABLE

     Notes payable reflects the two promissory notes issued on November 2, 1999, as consideration for purchase of additional rights to the net profits of the Plug-in conference. The aggregate purchase price of $3.85 million was paid to the Sellers through the issuance of two $1.925 million zero-coupon convertible promissory notes. Each convertible promissory note provides for a maturity date of January 7, 2001 and allows the holder of each convertible promissory note to convert, at any time prior to the maturity date, all of the outstanding indebtedness into 55,000 shares of the Company's common stock or to redeem the notes for cash at a discount of 10% per annum, during the period commencing April 14, 2000 and ending on April 24, 2000. In addition, each convertible promissory note allows the Company after twelve months from the date of the notes, and under certain circumstances, to convert all of the outstanding indebtedness into shares of the Company's common stock and for the holder, under certain circumstances, to redeem in cash all or a portion of the outstanding indebtedness. These notes have been reflected as convertible notes payable on the consolidated balance sheet. In February 2000, the Company repaid one of the notes at its accreted value of $1,760,524 on that date.

(9) DEFERRED REVENUE

     Deferred revenue consists of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1998          1999
                                                             ----------    -----------
Jupiter Research Services..................................  $5,638,847    $21,908,305
Conferences................................................     783,912      3,111,032
Newsletter and other miscellaneous.........................     254,474        574,681
                                                             ----------    -----------
                                                             $6,677,233    $25,594,018
                                                             ==========    ===========

(10) OTHER REVENUES

     Other revenues consist of the following:

                                                              DECEMBER 31,
                                                 --------------------------------------
                                                    1997          1998          1999
                                                 ----------    ----------    ----------
Book length studies............................  $1,518,545    $1,681,114    $1,807,971
Newsletter subscriptions.......................   1,492,000     1,470,380       502,385
Custom research................................          --            --       990,000
Other..........................................     218,374       523,440       380,112
                                                 ----------    ----------    ----------
                                                 $3,228,919    $3,674,934    $3,680,468
                                                 ==========    ==========    ==========

(11) STOCKHOLDERS' EQUITY/MEMBERS DEFICIENCY

     During October 1997, Gartner Group, Inc. ("acquirer") purchased 3,515,624 Class C units of the Company for $8 million from both the Company and existing members. The Company amended its operating agreement to allow current members to sell all or part of their units to the acquirer. During 1997, existing members sold 2,197,265 units for $5.0 million, and 1,318,359 units were purchased from the Company for $3.0 million and recorded as capital contributions by the Company, less $254,098 in offering costs. Class A and Class B units sold by existing members to the acquiror automatically converted to Class C units upon transfer on a one-for-one basis to the acquiror. Three members sold 100% of their units to the acquiror. In addition, during 1997 capital contributions of $250,273 were made by existing Class A and Class B equity members. During 1998, an existing member sold 333,333 units for $1.25 million to the acquiror. After completion of the

                          JUPITER COMMUNICATIONS, INC.

transactions, the acquirer owned 37.3% of all outstanding units as of December 31, 1998, and has two seats on the Board of Directors.

     On July 31, 1999, the LLC acquired all of the stock of Intelligence, in exchange for 137,000 Class B units.

     On October 6, 1999, the LLC acquired all of the stock of New Media Holdings in exchange for 20,000 Class B units.

     On October 8, 1999, 100% of the members' units in the LLC were exchanged at the ratio of 1:1 for the common shares in Jupiter Communications, Inc. Total number of units exchanged for equal number of common shares was 11,222,327.

     On October 14, 1999, Jupiter completed its IPO, which resulted in the sale by the Company of 3,258,750 shares of common stock at $21.00 per share on the Nasdaq National Market. The Company's net proceeds from the IPO, after deducting underwriting discounts and offering expenses, were $62,433,167.

(12) OPTIONS

  (a) 1997 Option Plan

     During 1997, the Company established the 1997 Employee Unit Option Plan (the "Plan"). Under the Plan, 1,590,000 Class B units shall be available for grant. In 1999, the equity members authorized an increase in the number of units reserved for issuance under the Plan from 1,590,000 to 2,750,000. Unit options may be granted to key employees of the Company upon selection by the managing members. The exercise price of a unit option shall be equal to the established fair market value of the unit at the time of grant, in accordance with the provisions of the Plan. These options vest ratably over a four-year period.

     All unit options have a fixed term determinable by the managing members, but no option shall be exercisable more than seven years after the date of grant. Option exercisability is subject to the terms and conditions as determined by the managing members. All unit options were granted with an exercise price equal to the fair market value on the date of grant.

     In July 1999, the Company issued 113,125 unit options to certain employees at $5.90 per unit. The fair value of the Company's unit during July 1999 was $11.00 per unit. Accordingly, the Company recorded deferred compensation of approximately $576,937, representing the difference between the deemed fair value of the Company's unit at the date of each grant and the exercise price of the related options. The amount is presented as a reduction of stockholders' equity/members' deficiency and amortized over the 4 year vesting period of the applicable units. The Company has amortized $72,118 of total deferred compensation in 1999.

     On conversion of the Company from the LLC to an incorporated company, all units were assumed by the incorporated company on a 1:1 ratio. No further options will be granted under this plan.

  (b) 1999 Option Plan

     During 1999, the Company established the 1999 Stock Incentive Plan (the "1999 Plan"). Under the 1999 Plan, 5,000,000 shares will be available for grant or issuance. The exercise price per share shall be equal to the established fair market value per share at the time of the grant, in accordance with the provisions of the 1999 Plan. Options granted under the 1999 Plan vest ratably over a four-year period. No option shall be exercisable more than ten years after the date of grant.

                          JUPITER COMMUNICATIONS, INC.

     The activity under the combined Plans is as follows:

                                                                           WEIGHTED
                                                                UNIT       AVERAGE
                                                               OPTIONS     EXERCISE
                                                               GRANTED      PRICE
                                                              ---------    --------
Outstanding at December 31, 1996............................         --
Granted.....................................................    725,957     $ .50
                                                              ---------
Outstanding at December 31, 1997............................    725,957     $ .50
                                                              ---------
Granted.....................................................    563,000     $2.08
                                                              ---------
Outstanding at December 31, 1998............................  1,288,957     $1.19
                                                              ---------
Granted.....................................................  1,803,359     $7.64
Exercised...................................................    (97,496)    $ .55
Canceled....................................................   (134,238)    $3.21
                                                              ---------
Outstanding at December 31, 1999............................  2,860,582     $5.19
                                                              =========

     The Company applies APB No. 25 and related interpretations in accounting for its stock options issued to employees. Under APB No. 25, because the exercise price of the Company's employee stock options equal the fair value of the underlying common stock on the date of grant, no compensation cost has been recognized for its stock option grants to employees and directors except for the 113,125 unit options granted in July 1999. Had compensation cost for the Company's stock option grants been determined based on the fair value at the grant date for awards consistent with the method of SFAS No. 123, the Company's net loss would have increased the pro forma amounts for each year indicated below:

                                                 1997           1998           1999
                                              -----------    -----------    -----------
Net Loss:
  As Reported...............................  $(2,250,297)   $(2,137,381)   $  (630,072)
                                              ===========    ===========    ===========
  Pro Forma.................................   (2,269,162)    (2,216,536)    (1,552,231)
                                              ===========    ===========    ===========

     The resulting effect on the pro forma net loss disclosed for the year ended December 31, 1997, 1998, and 1999 is not likely to be representative of the effects on the net loss on a pro forma basis in the future years, because the pro forma results include the impact of only one and two years respectively, of grants and relating vesting, while subsequent years will include additional grants and vesting.

     The fair value of each option is estimated on the date of grant using the Black Scholes method option-pricing model with the following weighted average assumptions used for grants in 1997, 1998, 1999: dividend yield of zero (0%) percent, risk-free interest rate ranging from 6% to 8% and expected life of 4 years. As permitted under the provisions of SFAS No. 123 and based on the historical lack of a public market for the Company's stock, no factor for volatility has been reflected in the option pricing calculation for 1997 and 1998. For 1999, the volatility factor is assumed to be 94.6%.

                          JUPITER COMMUNICATIONS, INC.

     The following table summarizes information about options outstanding under the Plan at December 31, 1999:

                   OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
----------------------------------------------------------   ----------------------
                                   WEIGHTED       WEIGHTED                 WEIGHTED
                                   AVERAGE        AVERAGE                  AVERAGE
   RANGE OF        NUMBER         REMAINING       EXERCISE     NUMBER      EXERCISE
EXERCISE PRICE   OUTSTANDING   CONTRACTUAL LIFE    PRICE     EXERCISABLE    PRICE
---------------  -----------   ----------------   --------   -----------   --------
         $ 0.50     618,973       4.4 years        $ 0.50      554,525      $0.50
         $ 1.75     396,125             5.4        $ 1.75      144,938      $1.75
         $ 3.00     931,025             6.1        $ 3.00       34,001      $3.00
         $ 5.90     455,625             6.5        $ 5.90           --         --
         $11.00     109,000             6.7        $11.00           --         --
         $16.00     240,000             6.9        $16.00           --         --
$30.25 - $38.50     109,834             9.9        $31.30           --         --
                  ---------                        ------      -------
                  2,860,582                        $ 5.23      733,464
                  =========                        ======      =======

     At December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding unit options under the Plan was $0.50-$38.50 and 5.9 years, respectively.

     In addition to the units granted under the Plans, during November 1996, the Company granted unit investment options to three equity members in conjunction with contributions made by those equity members. A total of 667,968 unit investment options were granted at a weighted average exercise price of $0.75. All unit options were granted with an exercise price equal to the fair market value on the date of grant and were immediately vested. During 1999 all three equity members exercised all 667,968 unit investment options prior to the initial public offering.

(13) EMPLOYEE BENEFIT PLANS

  (a) Employee Stock Purchase Plan

     The 1999 Employee Stock Purchase Plan ("ESPP") was adopted by the board of directors and approved by the stockholders. The plan became effective concurrently with the IPO. The plan is designed to allow eligible employees of Jupiter and its participating subsidiaries to purchase shares of the Company's common stock, at semi-annual intervals, through periodic payroll deductions. A total of 500,000 shares may be issued under the plan.

     The plan will have a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will end on the last business day in October 2001. The next offering period will begin on the first business day in November 2001, and subsequent offering periods will be set by our compensation committee.

     A participant may contribute up to 15% of his or her cash earnings through payroll deductions and the accumulated payroll deductions will be applied to the purchase price of shares on the participant's behalf on each semi-annual purchase date (the last business day in April and October of each year). The purchase price will be 85% of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date. The first purchase date will occur on the last business day in April 2000. In no event, however, may any participant purchase more than 850 shares, nor may all participants in the aggregate purchase more than 125,000 shares on any one semi-annual purchase date. Should the fair market value of the common stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower market value.

                          JUPITER COMMUNICATIONS, INC.

     As of December 31, 1999 contributions totaling $481,911 had been made to the ESPP and are reflected as accounts payable on the consolidated balance sheet.

  (b) 401(k) Profit Sharing Plan

     The Company has a 401(k) profit sharing plan for its employees. Employees who have completed one year of service and attained age 21 are eligible to participate. The Company makes a matching contribution equal to 50% for every one dollar of each participant's contribution and applies such matching percentage to the participant's salary reduction, up to 6% of the participant's compensation. During 1997, 1998 and 1999, the Company's matching contribution was $12,435, $38,882 and $145,351, respectively.

(14) COMMITMENTS AND CONTINGENCIES

  (a) Office Leases

     The Company leases office space at various locations. The future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1999 are:

YEAR ENDING DECEMBER 31,
2000........................................................  $1,235,816
2001........................................................   1,201,361
2002........................................................   1,244,208
2003........................................................   1,271,483
2004........................................................     620,597
2005 and thereafter.........................................   2,725,293
                                                              ----------
                                                              $8,298,758
                                                              ==========

     Rent expense for the years ended December 31, 1997, 1998 and 1999 was $335,063, $303,061 and $751,413, respectively.

     During November 1999, the Company terminated its existing London operating lease agreement that was due to expire in April 2005 and signed a new thirteen-year operating lease agreement for a substantially larger parcel of office space. The lease agreement calls for monthly payments with no scheduled increase in succeeding periods, although the rent amount can be reviewed in November 2002 and November 2007. The future payments related to this new lease agreement are reflected in the above schedule.

     During January 1999, the Company terminated its existing New York operating lease agreements that were due to expire in May 2000 and December 2001 and signed a new five-year operating lease agreement with the same landlord. The new lease agreement covers the same office space as the terminated lease agreement as well as additional office space. In connection with this lease agreement, the Company received two months of free rent. The agreement also calls for scheduled increases in succeeding periods. As such, the Company records rent expense on a straight-line basis. The future payments related to this new lease agreement are reflected in the above schedule, and the deferred rent balance as of December 31, 1999 reflects the impact of the new lease.

                          JUPITER COMMUNICATIONS, INC.

  (b) Equipment Lease

     Future minimum lease payments under non-cancelable operating leases as of December 31, 1999 are:

YEAR ENDING DECEMBER 31,
2000........................................................  $ 80,416
2001........................................................    80,416
2002........................................................    63,906
2003........................................................    33,960
2004........................................................     9,750
Thereafter..................................................        --
                                                              --------
  Total.....................................................  $268,448
                                                              ========

(15) INCOME TAXES

     Income before provision for income taxes for the year ended December 31, 1999 consisted of:

Domestic Income -- LLC......................................  $   875,682
Domestic Loss -- Corporate..................................   (1,215,394)
Foreign Loss................................................     (492,360)
                                                              -----------
                                                              $  (832,072)
                                                              ===========

     The income tax benefit for the year ended December 31, 1999 of $202,000 is entirely due to deferred tax benefits. The Company had no income tax provision for the years ended December 31, 1997 and 1998, as it was a LLC during those years, and all taxes were the responsibility of the members.

     At December 31, 1999, for U.S. income tax purposes, the Company had approximately $736,000 of net operating loss carryforwards from October 8, 1999 through December 31, 1999. Such net operating losses begin expiring in 2019.

     The Company has determined that approximately $382,000 of net deferred tax assets at December 31, 1999 did not satisfy the realization criteria set forth in SFAS No. 109, Accounting for Income Taxes. Management believes that based on all available evidence, it is more likely than not that a portion of the deferred tax assets will not be realized. Accordingly, a valuation allowance was recorded to reduce the deferred tax assets to the amount expected to be realized.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities are presented below:

Deferred tax assets:
Accounts receivable due to allowance for doubtful
  accounts..................................................  $  15,000
Accrued expenses............................................     55,000
Fixed assets due to differences in book vs. tax
  depreciation..............................................     62,000
U.S. net operating loss carryforwards.......................    314,000
Foreign net operating loss carryforwards....................    138,000
                                                              ---------
  Gross deferred tax assets.................................    584,000
Valuation allowance.........................................   (382,000)
                                                              ---------
Net deferred tax assets.....................................  $ 202,000
                                                              =========

                          JUPITER COMMUNICATIONS, INC.

(16) VALUATION AND QUALIFYING ACCOUNTS

                                               BALANCE AT     PROVISION FOR
                                              BEGINNING OF      DOUBTFUL                     BALANCE AT
                                                  YEAR          ACCOUNTS       DEDUCTIONS    END OF YEAR
                                              ------------    -------------    ----------    -----------
For the year ended December 31, 1997
  Allowance for doubtful accounts...........    $26,000          $25,483        $     --      $ 51,483
                                                =======          =======        ========      ========
For the year ended December 31, 1998
  Allowance for doubtful accounts...........    $51,483          $    --        $(13,568)     $ 37,915
                                                =======          =======        ========      ========
For the year ended December 31, 1999
  Allowance for doubtful accounts...........    $37,915          $98,672        $(23,195)     $113,392
                                                =======          =======        ========      ========

(17) SUBSEQUENT EVENTS -- UNAUDITED

     The Company has reached definitive agreements to acquire all of the stock of two privately held companies, Internet Research Group, and Net Market Makers, for an aggregate consideration of approximately $50.6 million in cash and common stock. The Company completed its acquisition of Internet Research Group in March 2000. The Company expects to close on the acquisition of Net Market Makers prior to April 15, 2000. The Company will record the acquisitions under the purchase method of accounting.

                            INTERNET RESEARCH GROUP

                              FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Internet Research Group:

     We have audited the accompanying balance sheets of Internet Research Group (the Company) as of December 31, 1998 and 1999, and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Research Group as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

San Francisco, California
March 16, 2000

                            INTERNET RESEARCH GROUP

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                1998        1999
                                                              --------   ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 46,116   $       --
  Trade accounts receivable, less allowance for doubtful
     accounts of $0 and $119,721 in 1998 and 1999,
     respectively...........................................   580,483    1,000,966
  Employee receivable.......................................     1,100        1,100
                                                              --------   ----------
     Total current assets...................................   627,699    1,002,066
  Property and equipment, net...............................    29,268       85,700
  Costs and estimated earnings in excess of billings on
     contracts in progress..................................    47,055           --
  Security deposits.........................................    10,713       15,196
                                                              --------   ----------
     Total assets...........................................  $714,735   $1,102,962
                                                              ========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Cash overdraft............................................  $     --   $    8,253
  Trade accounts payable....................................    72,215      257,340
  Accrued liabilities.......................................    76,012      317,274
  Deferred revenue..........................................   294,149      281,948
  Borrowings under line of credit...........................        --      100,000
  Loan payable to shareholders..............................   110,000           --
                                                              --------   ----------
     Total current liabilities..............................  $552,376   $  964,815
                                                              ========   ==========
Commitments
Shareholders' equity:
  Common stock, no par value; 10,000,000 shares authorized;
     5,000,000 and 6,250,000 shares issued and outstanding
     in 1998 and 1999, respectively.........................  $  1,000   $2,459,990
  Deferred compensation expense.............................        --   (1,494,672)
  Retained earnings (accumulated deficit)...................   161,359     (827,171)
                                                              --------   ----------
     Total shareholders' equity.............................   162,359      138,147
                                                              --------   ----------
     Total liabilities and shareholders' equity.............  $714,735   $1,102,962
                                                              ========   ==========

                See accompanying notes to financial statements.

                            INTERNET RESEARCH GROUP

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                                 1998          1999
                                                              ----------    ----------
Revenue:
  Consulting and other services revenue.....................  $2,271,460    $3,791,660
  Other income..............................................      81,179        35,438
                                                              ----------    ----------
     Total revenue..........................................   2,352,639     3,827,098
Expenses:
  Selling, general, and administrative (excluding stock
     compensation expense of $0 and $963,068 in 1998 and
     1999, respectively)....................................   2,346,941     3,850,175
  Stock compensation expense................................          --       963,068
                                                              ----------    ----------
     Operating income (loss)................................       5,698      (986,145)
Interest income.............................................       3,652         2,925
Interest expense............................................      (2,666)       (4,510)
                                                              ----------    ----------
     Income (loss) before income taxes......................       6,684      (987,730)
Income tax expense..........................................         800           800
                                                              ----------    ----------
     Net income (loss)......................................  $    5,884    $ (988,530)
                                                              ==========    ==========

                See accompanying notes to financial statements.

                            INTERNET RESEARCH GROUP

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                           DECEMBER 31, 1999 AND 1998

                                                                           RETAINED
                                   COMMON STOCK            DEFERRED        EARNINGS          TOTAL
                              -----------------------    COMPENSATION    (ACCUMULATED    SHAREHOLDERS'
                               SHARES        AMOUNT        EXPENSE         DEFICIT)         EQUITY
                              ---------    ----------    ------------    ------------    -------------
Balances as of December 31,
  1997......................  5,000,000    $    1,000             --      $ 303,475        $ 304,475
Distributions to
  shareholders..............         --            --             --       (148,000)        (148,000)
Net income..................         --            --             --          5,884            5,884
                              ---------    ----------    -----------      ---------        ---------
Balances as of December 31,
  1998......................  5,000,000         1,000             --        161,359          162,359
Purchase of common stock by
  shareholders..............  1,250,000        32,500             --             --           32,500
Contribution by
  shareholders..............         --       825,000             --             --          825,000
Compensation expense for
  options...................         --     1,601,490    $(1,601,490)            --               --
Amortization of deferred
  compensation expense......         --            --        106,818             --          106,818
Net loss....................         --            --             --       (988,530)        (988,530)
                              ---------    ----------    -----------      ---------        ---------
Balances as of December 31,
  1999......................  6,250,000    $2,459,990    $(1,494,672)     $(827,171)       $ 138,147
                              =========    ==========    ===========      =========        =========

                See accompanying notes to financial statements.

                            INTERNET RESEARCH GROUP

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                                1998         1999
                                                              ---------    ---------
Cash flows from operating activities:
  Net income (loss).........................................  $   5,884    $(988,530)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation...........................................     17,370       17,956
     Amortization of deferred compensation expense..........         --      106,818
     Issuance of common stock for services..................         --      856,250
     Changes in operating assets and liabilities:
       Accounts receivable, net.............................   (235,325)    (420,483)
       Costs and estimated earnings in excess of billings on
        contracts in progress...............................    (47,055)      47,055
       Other assets.........................................     14,263       (4,483)
       Trade accounts payable...............................     53,123      185,125
       Accrued liabilities..................................     11,930      241,262
       Deferred revenue.....................................    294,149      (12,201)
                                                              ---------    ---------
          Net cash provided by operating activities.........    114,339       28,769
                                                              ---------    ---------
  Cash flows used in investing activities -- purchase of
     property and equipment.................................    (39,211)     (74,388)
                                                              ---------    ---------
  Cash flows from financing activities:
     Distributions to shareholders..........................   (148,000)          --
     Purchase of common stock by new shareholders...........         --        1,250
     Proceeds from line of credit...........................         --      100,000
     Proceeds from loans from shareholders..................    110,000           --
     Repayment of loans from shareholders...................         --     (110,000)
                                                              ---------    ---------
          Net cash used in financing activities.............    (38,000)      (8,750)
                                                              ---------    ---------
  Net increase (decrease) in cash and cash equivalents......     37,128      (54,369)
  Cash and cash equivalents at beginning of year............     (8,253)      46,116
                                                              ---------    ---------
  Cash and cash equivalents at end of year..................  $  28,875    $  (8,253)
                                                              =========    =========
  Supplemental disclosures of cash flow information:
     Cash paid during the year:
       Interest.............................................  $   2,666    $   4,510
                                                              =========    =========
       Income taxes.........................................  $     800    $     800
                                                              =========    =========

                See accompanying notes to financial statements.

                            INTERNET RESEARCH GROUP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

  (a) Description of Business

     Internet Research Group (the Company) is a research and consulting firm that specializes in developing business, sales, and market development strategies for Internet-related companies. The Company helps high technology companies through a combination of extensive interviews, market segmentation, and modeling. The research and publishing division, founded in 1997, produces in-depth technology and market analysis services and other information, communication, and consulting services that define and characterize Internet markets.

  (b) Consulting and Other Services Revenue

     Consulting and other services revenue consists of consulting services, reports, and Website sponsorship revenues, as well as reimbursement of certain expenses by customers.

     Revenue for consulting services performed is recognized using the percentage-of-completion method as the costs of performing the work are incurred. Periodic reviews are made as work progresses and a provision is made for any estimated unrecoverable amounts. Anticipated losses on contracts in progress are provided in full when known.

     Report revenue is recognized upon shipment of final report to customer. Website sponsorship revenue is recognized over the term of the contract.

     The asset "costs and estimated earnings in excess of billings on contracts in progress" represents revenue recognized in advance of billings. The liability "deferred revenue" represents billings in excess of revenue recognized.

  (c) Cash and Cash Equivalents

     Cash and cash equivalents of $46,116 as of December 31, 1998 consist of checking and money market accounts with a bank. The Company considers all highly liquid debt instruments with remaining maturities of three months or less when acquired to be cash equivalents.

  (d) Property and Equipment

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets of three to five years.

  (e) Income Taxes

     The Company has received S corporation status from the Internal Revenue Service. Under the applicable statutory rules for Federal tax purposes, income and loss of an S corporation flow through to the shareholder of the corporation and are not taxed at the corporate level. The state of California, however, assesses a franchise tax equal to the greater of $800 or 1 1/2% of taxable income for corporations electing S corporation status.

  (f) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            INTERNET RESEARCH GROUP

  (g) Comprehensive Income

     Effective January 1, 1998, the Company adopted the provisions of the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. SFAS No. 130 established standards for the display of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in equity during a period except those resulting from the issuance of shares of stock and distributions to shareholders. There were no differences between net income and comprehensive income during the years ended December 31, 1998 and 1999.

  (h) Stock-Based Compensation

     SFAS No. 123, Accounting for Stock-Based Compensation, sets forth accounting and reporting standards for stock-based employee compensation. As permitted by SFAS No. 123, the Company accounts for stock option grants using the intrinsic-value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Deferred compensation expense associated with stock-based compensation is being amortized on a straight-line basis over the vesting period of the individual award.

  (i) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

     The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(2) RELATED PARTY TRANSACTIONS

     Loans Payable to Shareholders

     The Company had loans payable to shareholders totaling $110,000 as of December 31, 1998. The loans were repaid in full on January 29, 1999. There were no loans outstanding as of December 31, 1999. Interest expense incurred on the loans was approximately $0 and $1,100 in 1998 and 1999, respectively.

                            INTERNET RESEARCH GROUP

(3) CONTRACTS IN PROGRESS

     Information with respect to the billing status of consulting contracts in progress as of December 31, 1998 and 1999, is as follows:

                                                                1998         1999
                                                              ---------    ---------
Costs incurred on contracts in progress.....................  $  47,055    $ 271,034
Estimated earnings..........................................         --      180,690
                                                              ---------    ---------
                                                                 47,055      451,724
Less billings to date.......................................    294,149      733,672
                                                              ---------    ---------
                                                              $(247,094)   $(281,948)
                                                              =========    =========
Included in the accompanying balance sheets under the
  following captions:
Costs and estimated earnings in excess of billings on
  contracts in progress.....................................     47,055           --
Deferred revenue............................................  $(294,149)   $(281,948)
                                                              =========    =========
                                                              $(247,094)   $(281,948)
                                                              =========    =========

(4) PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1998 and 1999, consisted of the following:

                                                               1998        1999
                                                              -------    --------
Office Equipment............................................  $28,079    $ 95,248
Furniture and fixtures......................................   10,932      17,947
                                                              -------    --------
Less accumulated depreciation...............................   39,011     113,195
                                                                9,743      27,495
                                                              -------    --------
  Net property and equipment................................  $29,268    $ 85,700
                                                              =======    ========

(5) CREDIT FACILITIES

     In 1999, the Company secured a line of credit in the amount of $250,000 bearing interest at prime plus 1.5% (10.0% as of December 31, 1999). As of December 31, 1999, $100,000 was outstanding under the line of credit. The line of credit is secured by assets of the Company. All amounts outstanding under the line of credit are fully payable upon demand by lender.

(6) LEASE COMMITMENTS

     The Company is obligated under noncancelable operating leases for office space, that expire through 2001. Future minimum lease payments under noncancelable operating leases as of December 31, 1999, are as follows:

YEAR ENDING
DECEMBER 31,
------------
2000........................................................  $141,000
2001........................................................   139,000
                                                              --------
                                                              $280,000
                                                              ========

                            INTERNET RESEARCH GROUP

     Rental expense for the operating leases was $123,000 and $125,000 for 1998 and 1999, respectively.

(7) 401(k) PLAN AND PROFIT SHARING PLAN

     All eligible employees are covered by a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code. The Company contributes a matching contribution of 25% of the first 5% of employee contributions. Matching contributions totaled $6,414 and $18,666 in 1998 and 1999, respectively.

     The Company has a profit sharing plan covering all eligible employees. Company contributions are made at the discretion of the Company. The Company contributed $53,383 and $45,334 to the plan during the years ended December 31, 1998 and 1999, respectively.

(8) COMMON STOCK AND STOCK OPTION PLAN

  (a) Stock Option Plan

     In 1999, the Company adopted a stock plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options and stock purchase rights to officers and employees. The 1999 Plan authorizes grants of options and rights to purchase up to 1,850,000 shares of authorized but unissued common stock.

     All options vest ratably and become fully exercisable after four years from the date of grant and expire after ten years.

     As of December 31, 1999, options for 633,000 shares had been granted under the Plan with an exercise price of $0.001. No options have been exercised or forfeited.

     As of December 31, 1999, there were 1,217,000 shares available for grant under the Plan.

  (b) Stock Grants and Purchases

     In January 1999, 1,250,000 shares of common stock were purchased by new shareholders for a total consideration of $1,250. The fair value of these shares totaled $32,500. The difference between the fair value and the consideration received was recorded as compensation expense in 1999.

     In June 1999, 750,000 shares of common stock, valued at $825,000, were given up by certain founding shareholders and reallocated to certain newer shareholders. This reallocation was accounted for as a contribution to capital by the founding shareholders and compensation expense to the receiving shareholders.

  (c) Stock Compensation

     The Company uses the intrinsic-value method prescribed by APB Opinion No. 25 in accounting for its stock-based compensation arrangements for employees. Compensation cost has been recognized for certain fixed stock options issuances and stock grants in 1999 in the accompanying financial statements because the fair value of the underlying common stock equals or exceeds the exercise price of the stock options or the amount paid for the stock at the date of grant. No compensation cost has been recognized for stock options granted at an exercise price equal to the fair market value of the stock on the date of grant.

     The Company has recorded deferred stock compensation expense of $1,601,490 for the difference at the grant date between the exercise price and the fair value of the common stock underlying the stock options granted for the year ended December 31, 1999. This deferred compensation expense is being amortized on a straight-line basis over the vesting period of four years. Amortization of deferred compensation of $106,818 was recognized for the year ended December 31, 1999.

                            INTERNET RESEARCH GROUP

     The per share fair value of stock options granted during 1999 was $2.53, on the date of grant using the Black-Scholes option-pricing model (excluding a volatility assumption) with the following weighted-average assumptions: expected dividend yield of 0%, risk-free interest rate of 6.33%, and an expected life of four years.

     Compensation expense associated with unrestricted stock grants of $857,500 was expensed at the time the stock was granted. The per share value of the stock granted during 1999 ranged from $0.03 to $1.10.

     Had compensation cost for the Company's stock-based compensation plan been determined consistent with the fair value approach set forth in SFAS No. 123, the compensation cost would be substantially the same as the compensation cost determined under the intrinsic-value method.

  (d) Stock Splits

     Share information for all periods have been retroactively adjusted to reflect a 10-for-1 split of common stock effective in November 1999.

(9) BUSINESS AND CREDIT CONCENTRATION

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of trade accounts receivable. The Company has not experienced significant credit losses in the past.

     No individual customer accounted for more than 10% in 1998 or 1999 of the Company's total revenues. Three and two customers comprised 35% and 32% of accounts receivable as of December 31, 1998 and 1999, respectively.

(10) SUBSEQUENT EVENT

     On March 16, 2000, the Company was acquired by Jupiter Communications (Jupiter). The shareholders in the Company received 581,044 shares of Jupiter common stock and options to purchase 61,456 shares of Jupiter common stock, in exchange for all common stock and stock options outstanding. All options issued by the Company were fully vested upon the acquisition.

                               NET MARKET MAKERS

                              FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Net Market Makers:

     We have audited the accompanying balance sheet of Net Market Makers (the Company) as of December 31, 1999, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Net Market Makers as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

March 27, 2000

                               NET MARKET MAKERS

                                 BALANCE SHEETS

                                                              DECEMBER 31,     MARCH 31,
                                                                  1999           2000
                                                              ------------    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $   463,418     $ 1,504,940
  Accounts receivable.......................................       92,070       1,368,000
  Prepaid expenses..........................................      119,841          39,825
  Deferred tax asset........................................            0          40,000
                                                              -----------     -----------
     Total current assets...................................      675,329       2,952,765
Property and equipment, net.................................       40,266          46,924
Other assets................................................       25,199          24,779
                                                              -----------     -----------
     Total assets...........................................  $   740,794     $ 3,024,468
                                                              ===========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accrued payable and other liabilities.....................  $    38,217     $   192,006
  Accrued payroll...........................................       65,991          71,825
  Accrued shareholder distributions.........................      282,791         282,791
  Accrued income taxes......................................            0         165,970
  Deferred revenue..........................................      133,568       1,901,148
                                                              -----------     -----------
     Total current liabilities..............................      520,567       2,613,740
Commitments and contingencies
Shareholders' equity:
  Common stock; $0.01 par value; 10,000,000 shares
     authorized; 8,800,000 and 7,667,526 shares issued and
     outstanding as of December 31, 1999 and March 31, 2000,
     respectively...........................................       88,000          76,675
Additional paid-in capital..................................    4,462,378       2,363,734
Deferred compensation.......................................   (3,654,084)              0
Shareholder loans...........................................     (120,656)        (45,832)
Accumulated deficit.........................................     (555,411)     (1,983,849)
                                                              -----------     -----------
     Total shareholders' equity.............................      220,227         410,728
                                                              -----------     -----------
                                                              $   740,794     $ 3,024,468
                                                              ===========     ===========

                See accompanying notes to financial statements.

                               NET MARKET MAKERS

                            STATEMENTS OF OPERATIONS

                                                                            THREE MONTHS ENDED
                                                           YEAR ENDED           MARCH 31,
                                                          DECEMBER 31,    ----------------------
                                                              1999         1999         2000
                                                          ------------    -------    -----------
                                                                               (UNAUDITED)
Revenue:
  Conference events.....................................   $2,821,934     $     0    $ 1,427,642
  Other.................................................      145,622      50,739        171,221
                                                           ----------     -------    -----------
     Total revenue......................................    2,967,556      50,739      1,598,863
                                                           ----------     -------    -----------
General and administrative expenses:
  Personnel.............................................    1,155,167      37,525        416,200
  Conferences...........................................      658,459         900        374,208
  Stock-based compensation..............................      745,916           0      1,618,939
  Consultants...........................................      269,281         204        173,728
  Other.................................................      248,796      12,804        327,660
                                                           ----------     -------    -----------
     Total general and administrative expenses..........    3,077,619      51,433      2,910,735
                                                           ----------     -------    -----------
     Operating loss.....................................     (110,063)       (694)    (1,311,872)
Interest income.........................................        9,511          13          7,304
                                                           ----------     -------    -----------
     Net loss before taxes..............................     (100,552)       (681)    (1,304,568)
Income tax expense......................................       10,000           0        123,870
                                                           ----------     -------    -----------
     Net loss...........................................   $ (110,552)    $  (681)   $(1,428,438)
                                                           ==========     =======    ===========

                See accompanying notes to financial statements.

                               NET MARKET MAKERS

                       STATEMENTS OF SHAREHOLDERS' EQUITY
(FOR THE YEAR ENDED DECEMBER 31, 1999 AND UNAUDITED THREE MONTHS ENDED MARCH 31,
                                     2000)

                                                       COMMON STOCK        ADDITIONAL                   SHAREHOLDER
                                       PARTNERS'   ---------------------     PAID-IN       DEFERRED        NOTE       ACCUMULATED
                                        CAPITAL      SHARES      AMOUNT      CAPITAL     COMPENSATION   RECEIVABLES     DEFICIT
                                       ---------   ----------   --------   -----------   ------------   -----------   -----------
Initial partners' contribution.......  $ 30,659             0   $      0   $         0   $         0     $       0    $         0
Issuance of common stock in exchange
  for partnership capital
  contribution.......................   (30,659)    7,100,000     71,000       (40,341)            0             0              0
Common stock purchased in exchange
  for note receivable................         0     1,700,000     17,000     4,502,719    (4,400,000)     (119,719)             0
Amortization of stock-based
  compensation.......................         0             0          0             0       745,916             0              0
Interest on shareholder loan.........         0             0          0             0             0          (937)             0
Net loss.............................         0             0          0             0             0             0       (110,552)
Distributions to shareholders........         0             0          0             0             0             0       (444,859)
                                       --------    ----------   --------   -----------   -----------     ---------    -----------
Balance at December 31, 1999.........         0     8,800,000     88,000     4,462,378    (3,654,084)     (120,656)      (555,411)
Common stock returned in exchange for
  reduction in note receivable
  (unaudited)........................         0    (1,062,500)   (10,625)   (2,099,344)    2,035,145        74,824              0
Common stock returned for no
  consideration (unaudited)..........         0       (69,974)      (700)          700             0             0              0
Amortization of stock-based
  compensation (unaudited)...........         0             0          0             0     1,618,939             0              0
Net loss (unaudited).................         0             0          0             0             0             0     (1,428,438)
                                       --------    ----------   --------   -----------   -----------     ---------    -----------
Balance as of March 31, 2000
  (unaudited)........................  $      0     7,667,526   $ 76,675   $ 2,363,734   $         0     $ (45,832)   $(1,983,849)
                                       ========    ==========   ========   ===========   ===========     =========    ===========

                                           TOTAL
                                       SHAREHOLDERS'
                                          EQUITY
                                       -------------
Initial partners' contribution.......   $    30,659
Issuance of common stock in exchange
  for partnership capital
  contribution.......................             0
Common stock purchased in exchange
  for note receivable................             0
Amortization of stock-based
  compensation.......................       745,916
Interest on shareholder loan.........          (937)
Net loss.............................      (110,552)
Distributions to shareholders........      (444,859)
                                        -----------
Balance at December 31, 1999.........       220,227
Common stock returned in exchange for
  reduction in note receivable
  (unaudited)........................             0
Common stock returned for no
  consideration (unaudited)..........             0
Amortization of stock-based
  compensation (unaudited)...........     1,618,939
Net loss (unaudited).................    (1,428,438)
                                        -----------
Balance as of March 31, 2000
  (unaudited)........................   $   410,728
                                        ===========

                See accompanying notes to financial statements.

                               NET MARKET MAKERS

                            STATEMENTS OF CASH FLOWS

                                                                                THREE MONTHS ENDED
                                                               YEAR ENDED           MARCH 31,
                                                              DECEMBER 31,    ----------------------
                                                                  1999         1999         2000
                                                              ------------    -------    -----------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................   $(110,552)     $  (681)   $(1,428,438)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................       1,038            0          4,066
     Interest on shareholder note receivable................        (937)           0              0
     Stock compensation expense.............................     745,916            0      1,618,939
     Deferred income taxes..................................           0            0        125,970
     Changes in operating assets and liabilities:
       Prepaid expenses.....................................    (119,841)           0         80,016
       Accounts receivable..................................     (92,070)           0     (1,275,930)
       Accrued liabilities..................................      38,217            0        153,789
       Accrued payroll......................................      65,991            0          5,834
       Deferred revenue.....................................     133,568       24,230      1,767,580
                                                               ---------      -------    -----------
          Net cash provided by operating activities.........     661,330       23,549      1,051,826
                                                               ---------      -------    -----------
Cash flows from investing activities:
  Purchase of property and equipment........................     (41,304)           0        (10,304)
  Purchase of intangible assets.............................     (25,199)           0              0
                                                               ---------      -------    -----------
          Net cash used in investing activities.............     (66,503)           0        (10,304)
                                                               ---------      -------    -----------
Cash flows from financing activities:
  Capital contribution......................................      30,659          789              0
  Profit distributions to shareholders......................    (162,068)           0              0
                                                               ---------      -------    -----------
          Net cash (used in) provided by financing
             activities.....................................    (131,409)         789              0
                                                               ---------      -------    -----------
Net increase in cash........................................     463,418       24,338      1,041,522
Cash at beginning of year/period............................           0            0        463,418
                                                               ---------      -------    -----------
Cash at end of year/period..................................   $ 463,418      $24,338    $ 1,504,940
                                                               =========      =======    ===========
Supplemental disclosures of cash flow information:
  Cash paid during year/period:
     Income taxes...........................................   $       0      $     0    $         0
                                                               =========      =======    ===========
     Interest...............................................   $       0      $     0    $         0
                                                               =========      =======    ===========
  Noncash financing and investing activities:
     Accrued shareholder tax distribution...................   $ 282,791      $     0    $         0
                                                               =========      =======    ===========
     Issuance (reduction) of shareholder note in exchange
      for stock.............................................   $ 119,719      $     0    $   (73,812)
                                                               =========      =======    ===========

                See accompanying notes to financial statements.

                               NET MARKET MAKERS

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

(1) SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     Net Market Makers (the Company) provides information, analysis, resources and connections to the people who build and grow net markets, as well as to the broader community of others who facilitate this growth. The Company holds informational conferences, provides consulting services, and a monthly newsletter and writes research reports to keep its clients oriented toward the growth areas of business-to-business e-commerce.

     The Company began as a sole proprietorship with two founders in 1998. In January 1999, the Company became a partnership, at which point substantive operations of the Company began, and the Company was incorporated in the state of California on October 1, 1999 as a Subchapter S corporation. The Company issued common stock in exchange for the net book value of the partnership on November 1, 1999.

  (b) Unaudited Interim Financial Information

     The interim financial statements of the Company for the three months ended March 31, 1999 and 2000, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

     In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments consisting only of normal recurring adjustments necessary to present fairly the financial position of the Company as of March 31, 2000, and the results of its operations and cash flows for the three months ended March 31, 1999 and 2000.

  (c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (d) Comprehensive Income (Loss)

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components. During the period presented, the Company did not have any other comprehensive income or loss items and, accordingly, comprehensive loss is equivalent to net loss for the period presented.

  (e) Segments of an Enterprise and Concentrations of Market, Credit and Suppliers' Risk

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes revised standards for the reporting of financial and descriptive information about operating segments in financial statements. The Company adopted this statement effective January 1, 1999. The chief decision maker of the Company makes decisions and reviews operating results on a

                               NET MARKET MAKERS
combined basis for all product lines and no other discrete financial information is available. Accordingly, the Company has determined that it operates only in one segment.

     The Company relies heavily on revenues from user conferences. During 1999, the Company held two such conferences. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of accounts receivable, which are comprised primarily of amounts due for newsletter subscriptions. The Company controls this risk by monitoring the age and collection of its receivables.

  (f) Fair Value of Financial Instruments

     Prepaid expenses, other assets, accrued liabilities and accrued payroll are considered to have carrying amounts that approximate fair value because of the short maturity of these financial instruments.

  (g) Property and Equipment

     Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives of three years for computer equipment and software, and seven years for office furniture and fixtures. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives.

  (h) Impairment of Long-Lived Assets

     In accordance with SFAS No. 121, Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of, the Company reviews, as circumstances dictate, the carrying amount of its long-lived assets. The purpose of these reviews is to determine whether the carrying amounts are recoverable. Recoverability is determined by comparing the projected undiscounted net cash flows of the long-lived assets against their respective carrying amounts. The amount of impairment, if any, is measured based on the excess of the carrying value over the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company estimates fair value based on the best information available, making judgments and projections as considered necessary.

  (i) Revenue Recognition

     Revenue from conference events is recognized when the events have taken place. Revenues from subscriptions are recognized over the subscription period. Revenue from other consulting services is recognized as services are performed.

  (j) Income Taxes

     Prior to January 1, 2000, the Company's shareholders had elected S corporation status for federal income tax purpose. As a result, there was no provision for federal income tax expense. State franchise tax was assessed at the rate of 1.5% at the corporate level.

     As of January 1, 2000, the Company terminated its S corporation status and will file federal tax returns as a C Corporation from that date.

                               NET MARKET MAKERS

(2) PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following as of December 31, 1999:

Office furniture and fixtures...............................  $ 8,626
Computer equipment..........................................   30,641
Software....................................................    2,037
                                                              -------
                                                               41,304
Less accumulated depreciation and amortization..............   (1,038)
                                                              -------
                                                              $40,266
                                                              =======

     Depreciation expense on property and equipment was approximately $1,000 for the year ended December 31, 1999.

(3) SHAREHOLDERS' EQUITY

     Common Stock

     The Company issued 7,100,000 shares of common stock on November 1, 1999, in exchange for the capital contributions represented by the accounts of the Net Market Makers Partnership of $30,659.

     On November 8, 1999, the Company executed a common stock purchase agreement, whereby an executive of the Company purchased 1,700,000 shares of common stock for $0.07 per share. The common stock was issued in exchange for a promissory note in the amount of $119,719 with an interest rate of 5.42%. The stock vests at a rate of 212,500 shares per quarter commencing with the quarter ending March 31, 2000. In the event of a change in ownership of more than 50% of the Company, the lesser of an additional 850,000 shares or the remaining unvested portion, vests immediately (see Note 5). The stock purchased was valued at $2.56 per share, which was the estimated market value of the Company's stock on that date, resulting in compensation of $4,400,000 to be amortized over the vesting period consistent with the method described in FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. For the year ended December 31, 1999, compensation expense of $745,916 was recorded in the Company's statement of operations. The principal and accrued interest on the note shall be payable as follows: $59,860, plus interest, due on November 8, 2000, and $59,860, plus interest, due on November 8, 2001.

     Effective February 24, 2000, this common stock purchase agreement was amended and 1,062,500 shares were contributed back to the capital of the Company in exchange for immediate vesting of the remaining 637,500 shares. In addition, the related promissory note for $119,719 was canceled and replaced with a promissory note for $44,895.

     Effective February 24, 2000, 69,974 shares of the Company's common stock, originally issued on November 1, 1999, were contributed back to the capital of the Company.

                               NET MARKET MAKERS

(4) COMMITMENTS

     The Company leases office space and equipment under noncancelable operating leases expiring at various dates through 2002. The leases contain various renewal options. Minimum lease payments under these noncancelable operating leases are as follows as of December 31, 1999:

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................  $33,239
2001........................................................    2,793
2002 and thereafter.........................................    2,796
                                                              -------
                                                              $38,828
                                                              =======

     Rent expense under noncancelable operating leases was $26,631 for the year ended December 31, 1999.

(5) SUBSEQUENT EVENTS

     Acquisition by Jupiter Communications, Inc. (Unaudited)

     In April 2000, all outstanding shares of the Company's common stock were acquired by Jupiter Communication, Inc. (Jupiter) for $20,500,000 and 274,680 shares of Jupiter's common stock valued at $8,721,090. Additional consideration of up to $10,500,000 in cash is payable by Jupiter if certain revenue targets are met by the Company during 2000 and 2001.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
AdRelevance, Inc.


We have audited the accompanying balance sheet of AdRelevance, Inc. (a development stage company) as of December 31, 1998, and the related statements of operations, shareholders' equity (deficit), and cash flows for the period from October 12, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AdRelevance, Inc. at December 31, 1998, and the results of its operations and its cash flows for the period from October 12, 1998 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company's recurring net losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                               /s/ ERNST & YOUNG LLP


October 5, 1999,
except for Note 8, as to which
the date is October 8, 1999.

                                AdRelevance, Inc.

                                 Balance Sheets

                                                             DECEMBER 31,         SEPTEMBER 30,
                                                                 1998                1999
                                                             -----------          -----------
                                                                                  (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                 $    67,507          $ 1,360,752
   Accounts receivable                                                --               10,000
   Prepaid expenses and other                                      2,650              140,049
                                                             -----------          -----------
Total current assets                                              70,157            1,510,801

Property and equipment                                            11,369              289,488
Deferred charges and other assets                                 21,030               42,009
                                                             -----------          -----------
Total assets                                                 $   102,556          $ 1,842,298
                                                             ===========          ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses                     $    65,378          $   336,835
   Advance billings to clients                                        --                6,667
   Line of credit                                                     --              250,000
   Current portion of capital lease obligations                       --               31,996
   Convertible note payable                                      100,000                   --
   Note payable                                                       --            2,000,000
                                                             -----------          -----------
Total current liabilities                                        165,378            2,625,498

Capital lease obligations, less current portion                       --               59,454

Shareholders' equity (deficit):
   Series A preferred stock, $.0001 par value:
     Authorized shares -- 860,000
     Issued and outstanding shares -- 798,607
     Liquidation preference -- $1,724,991                             --            1,103,236
   Common stock, $.0001 par value:
     Authorized shares -- 6,000,000
     Issued and outstanding shares -- 1,780,000
       in 1998 and 1,793,333 in 1999                               2,320            3,989,688
   Deferred stock-based compensation                                  --           (3,050,569)
   Accumulated deficit during development stage                  (65,142)          (2,885,009)
                                                             -----------          -----------
Total shareholders' equity (deficit)                             (62,822)            (842,654)
                                                             -----------          -----------
Total liabilities and shareholders' equity (deficit)         $   102,556          $ 1,842,298
                                                             ===========          ===========


See accompanying notes.

                               AdRelevance, Inc.
                            Statements of Operations

                                       OCTOBER 12, 1998                NINE MONTHS
                                        (INCEPTION) TO                    ENDED
                                          DECEMBER 31,                 SEPTEMBER 30,
                                             1998                          1999
                                          -----------                  -----------
                                                                       (Unaudited)
Revenues                                  $        --                  $     3,333

Operating expenses:
   Sales and marketing                          3,823                      224,184
   General and administrative                  46,379                      855,855
   Research and development                    14,709                      817,784
   Stock-based compensation                        --                      921,285
                                          -----------                  -----------
Total operating costs                          64,911                    2,819,108
                                          -----------                  -----------
Loss from operations                          (64,911)                  (2,815,775)

Interest expense, net                             231                        4,092
                                          -----------                  -----------
Net loss                                  $   (65,142)                 $(2,819,867)
                                          ===========                  ===========

See accompanying notes.

                              AdRelevance, Inc.

                 Statements of Shareholders' Equity (Deficit)


                                                         SERIES A PREFERRED STOCK                  COMMON STOCK
                                                         --------------------------         -----------------------------
                                                          SHARES           AMOUNT            SHARES             AMOUNT
                                                         -----------------------------------------------------------------
   Issuance of common stock in exchange for
     cash ($320) and assets ($2,000)                          --         $       --         1,780,000         $    2,320
   Net loss                                                   --                 --                --                 --
                                                         -------         ----------         ---------         ----------

Balance at December 31, 1998                                  --                 --         1,780,000              2,320
   Issuance of preferred stock, net of issuance
     cost of $46,758 (unaudited)                         798,607          1,103,236                --                 --
   Nonemployee stock-based compensation
     (unaudited)                                              --                 --                --            296,361
   Fair value of warrants issued in connection
     with borrowing arrangements (unaudited)                  --                 --                --             13,514
   Deferred stock-based compensation (unaudited)              --                 --                --          3,675,493
   Amortization of stock-based compensation
     (unaudited)                                              --                 --                --                 --
   Exercise of stock options (unaudited)                      --                 --            13,333              2,000
   Net loss (unaudited)                                       --                 --                --                 --
                                                         -------         ----------         ---------         ----------
Balance at September 30, 1999 (unaudited)                798,607         $1,103,236         1,793,333         $3,989,688
                                                         =======         ==========         =========         ==========


                                                        DEFERRED
                                                       STOCK-BASED           ACCUMULATED
                                                       COMPENSATION            DEFICIT               TOTAL
                                                       -------------------------------------------------------
   Issuance of common stock in exchange for
     cash ($320) and assets ($2,000)                    $        --          $        --          $     2,320
   Net loss                                                      --              (65,142)             (65,142)
                                                        -----------          -----------          -----------
Balance at December 31, 1998                                     --              (65,142)             (62,822)
   Issuance of preferred stock, net of issuance
     cost of $46,758 (unaudited)                                 --                   --            1,103,236
   Nonemployee stock-based compensation
     (unaudited)                                                 --                   --              296,361
   Fair value of warrants issued in connection
     with borrowing arrangements (unaudited)                     --                   --               13,514
   Deferred stock-based compensation (unaudited)         (3,675,493)                  --                   --
   Amortization of stock-based compensation
     (unaudited)                                            624,924                   --              624,924
   Exercise of stock options (unaudited)                         --                   --                2,000
   Net loss (unaudited)                                          --           (2,819,867)          (2,819,867)
                                                        -----------          -----------          -----------
Balance at September 30, 1999 (unaudited)               $(3,050,569)         $(2,885,009)         $  (842,654)
                                                        ===========          ===========          ===========


See accompanying notes.

                                AdRelevance, Inc.

                            Statements of Cash Flows


                                                           OCTOBER 12, 1998     NINE MONTHS
                                                            (INCEPTION) TO          ENDED
                                                              DECEMBER 31,       SEPTEMBER 30,
                                                                  1998               1999
                                                               ---------          -----------
                                                                                  (Unaudited)
OPERATING ACTIVITIES
Net loss                                                       $ (65,142)         $(2,819,867)
Adjustments to reconcile net loss to net cash
   used in operating activities:
     Depreciation and amortization                                    61               41,109
     Noncash stock-based compensation                                600              922,550
     Changes in operating assets and liabilities:
       Accounts receivable                                            --              (10,000)
       Prepaid expenses                                           (2,650)            (137,399)
       Accounts payable and accrued expenses                      65,378              271,457
       Advance billings to clients                                    --                6,667
       Deferred charges and other assets                         (21,030)              (8,730)
                                                               ---------          -----------
Net cash used in operating activities                            (22,783)          (1,734,213)

INVESTING ACTIVITIES
Purchases of property and equipment                              (10,030)            (213,413)

FINANCING ACTIVITIES
Borrowings on line of credit                                          --              250,000
Proceeds from issuance of convertible note payable               100,000                   --
Proceeds from note payable                                            --            2,000,000
Proceeds from issuance of common stock                               320                   --
Proceeds from exercise of stock options                            2,000
Net proceeds from issuance of Series A preferred stock                --            1,003,236
Principal payments on capital lease obligations                       --              (14,365)
                                                               ---------          -----------
Net cash provided by financing activities                        100,320            3,240,871
                                                               ---------          -----------
Increase in cash and cash equivalents                             67,507            1,293,245

Cash and cash equivalents at beginning of period                      --               67,507
                                                               ---------          -----------
Cash and cash equivalents at end of period                     $  67,507          $ 1,360,752
                                                               =========          ===========

                                AdRelevance, Inc.

                                                           OCTOBER 12, 1998     NINE MONTHS
                                                            (INCEPTION) TO          ENDED
                                                              DECEMBER 31,       SEPTEMBER 30,
                                                                  1998               1999
                                                               ---------          -----------
                                                                                  (Unaudited)
SUPPLEMENTAL CASH FLOW INFORMATION
Issuance of common stock and warrants in
  exchange for computer equipment
   and services                                                  $2,000            $ 13,514
Conversion of note payable into shares of
  Series A preferred stock                                           --             100,000
Furniture and equipment acquired through
  capital lease obligations                                          --             105,815



See accompanying notes.

                                ADRELEVANCE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998
             (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE
                 MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)


1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND GOING CONCERN

AdRelevance, Inc. (the Company), incorporated in the State of Washington on October 12, 1998, is engaged in the development of a proprietary, real-time, competitive advertising service for the Word Wide Web. The Company has developed an intelligent agent technology that gathers and classifies online advertising and allows clients to create customized analytical reports regarding advertising found on the World Wide Web. The Company completed the commercial launch of its product on September 7, 1999.

The Company has incurred operating losses since its inception and has limited working capital. The Company has financed its operations to date through the issuance of equity securities and bank borrowings. Further development and establishment of the Company's business will require additional equity financing. The Company believes that equity financing can be obtained from existing or new investors. However, there can be no assurance that the Company will be able to obtain such equity financing on acceptable terms, if at all. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

INTERIM FINANCIAL STATEMENTS

The accompanying balance sheet as of September 30, 1999 and the statements of operations and cash flows for the nine months ended September 30, 1999, are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations and cash flows for the interim periods. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the

                              ADRELEVANCE, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE
                 MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)


1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

The Company is subject to concentration of credit risk from its cash investments. The Company's credit risk is managed through monitoring the stability of the financial institutions utilized and diversification of its financial resources.

Financial instruments consist of cash and cash equivalents and capital lease obligations. The fair value of all financial instruments approximate the carrying amount based on the current rate offered for similar instruments.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which range from two to five years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life.

INCOME TAXES

The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be recovered. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

                                ADRELEVANCE, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE
                  MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)


1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Products and services are sold on a subscription basis and the related revenues are recognized over the term of the products and services. Customers are typically billed in advance for the next three months. Billings rendered in advance of products and services are recorded as "Advance Billings to Clients" in the accompanying balance sheet.

STOCK-BASED COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations, in accounting for employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123 (see Note 6). The Company accounts for stock issued to nonemployees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force consensus in Issue No. 96-18, Accounting for Equity Instruments that Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

NEW ACCOUNTING PRONOUNCEMENTS

In March 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software, other than those incurred during the application development stage, to be expenses as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company does not expect that the adoption of SOP 98-1 will have a material impact on its financial statements because it has not currently developed software for internal use.

                                ADRELEVANCE, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE
                  MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)

2.  PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 1998:

      Computers and equipment          $ 10,789
      Furniture and fixtures                641
                                       --------
                                         11,430
      Accumulated depreciation              (61)
                                       --------
                                       $ 11,369
                                       ========

3.  LEASES

The Company leases office space under an operating lease which calls for fixed rental payments through December 31, 1999. Total rent expense under this operating lease for the periods ended December 31, 1998 and September 30, 1999 was $1,574 and $35,911, respectively. Future minimum lease payments under this agreement are $37,600 for 1999.

In July 1999, the Company entered into an agreement to sublease new office space for the period September 1, 1999 through February 28, 2001. The agreement requires total payments of approximately $300,000.

4.  DEBT

In December 1998, the Company borrowed $100,000 under an unsecured 4.33% convertible note payable. The note was converted into 69,444 shares of Series A preferred stock in January 1999 in accordance with the note agreement.

In February 1999, the Company obtained a $100,000 equipment capital lease line of credit and issued 3,695 Series A warrants at an exercise price of $1.44 per share. The warrants expire after the earlier of seven years after issuance or three years after the completion of an initial public offering. The value of the warrants of $5,150 is being amortized over the life of the lease. Under this 36-month agreement, the Company has signed capital leases for various furniture and equipment.

                                ADRELEVANCE, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE
                  MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)

4.  DEBT (CONTINUED)

In March 1999, the Company entered into a financing arrangement with a bank which provided for a $250,000 line of credit for operating needs. Borrowings under the line of credit bear interest at the bank's prime rate plus 0.25% and are collateralized by substantially all nonleased assets of the Company, including intellectual property. In connection with the establishment of the line of credit, the Company issued 5,208 Series A warrants at an exercise price of $1.44 per share. The warrants expire at the earlier of seven years or three years after the completion of an initial public offering. The value of the warrants of $8,364 is being amortized over the life of the agreement.

In August 1999, the Company signed a $2 million promissory note with a company with a maturity date of January 26, 2001. The note carries an interest rate of 7% and is collateralized by substantially all nonleased assets of the Company, including intellectual property. Principal and interest on the promissory note is due and payable commencing on the earlier of the twelve-month anniversary of the issuance date, payable in six equal monthly installments, or upon change of ownership of the Company.

5.  INCOME TAXES

At December 31, 1998, the Company had net operating loss carryforwards and research and development credit carryforwards of $52,104 and $673, respectively. These carryforwards expire in 2018. Deferred tax assets reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Since the Company's utilization of these deferred tax assets is dependent on future profits which are not assured, a valuation allowance equal to the deferred tax assets has been provided. Significant components of deferred tax assets as of December 31, 1998 are as follows:

      Deferred tax assets:
        Net operating loss carryforward                      $ 17,715
        Research and development credit carryforward              673
        Other temporary differences                             4,307
                                                             --------
      Total gross deferred tax assets                          22,695
      Less valuation allowance                                (22,695)
                                                             --------
      Net deferred tax asset                                 $      0
                                                             ========

                                ADRELEVANCE, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE
                  MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)

6.  SHAREHOLDERS' EQUITY

PREFERRED STOCK

During January and February 1999, the Company sold 798,607 shares of Series A preferred stock (Series A) in exchange for gross proceeds of $1,149,994. Each share of Series A is convertible into one share of common stock. Automatic conversion shall occur upon consummation of an initial public offering at a price of not less than $5.76 per share and for a total offering of not less than $15 million net proceeds, or the date specified by written consent or agreement of the holders of a majority of the outstanding shares of Series A stock.

The holders of Series A will be entitled to receive noncumulative dividends at the rate of $0.115 per share per annum, if and when declared by the Board of Directors. The holders of Series A stock shall be entitled to participate pro rata in any dividends paid on the common stock on an as-if-converted basis. In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A shall be entitled to receive, in preference to holders of common stock, an amount equal to $2.16 per share plus declared but unpaid dividends if any. Thereafter, all remaining assets shall be distributed among the holders of Series A and common stock on a pro rata basis (assuming conversion of all Series A into common stock) until the holders of the Series A have received an aggregate of $5.76 per share. The holder of each share of Series A stock shall have the right to the number of votes equal to that number of shares of common stock issuable upon conversion.

The Company is prohibited from taking certain corporate actions without the approval of the holders of the majority of outstanding Series A shares. In conjunction with the sale of Series A, the Company, its founders, and the Series A investors also entered into an Investors Rights Agreement, Right of First Refusal and Co-sale Agreement, and a Voting Agreement.

COMMON STOCK

In conjunction with the sale of Series A preferred stock, the Company's founders and other shareholders granted the Company a right to repurchase 1,720,000 shares of common stock held by them at the original purchase price of $0.001 per share if their employment or consulting arrangement terminates under certain circumstances. The

                                ADRELEVANCE, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE
                  MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)

6.  SHAREHOLDERS' EQUITY (CONTINUED)

Company's right of repurchase lapses at a variety of rates beginning in October 1998. At December 31, 1998, 1,079,309 (788,102 at September 30, 1999) shares held by these shareholders were subject to repurchase under these agreements. The restricted stock agreements provide for adjusted repurchase lapsing schedules in the event of a change of control.

STOCK OPTION PLANS

Under the terms of the 1998 and 1999 Stock Option Plans, the Board of Directors may grant incentive and nonqualified stock options to employees, officers, directors, and consultants of the Company. An aggregate of 993,333 shares of common stock were reserved for future issuance. The Company generally grants stock options with exercise prices equal to the fair market value of common stock on the date of grant as determined by the Board of Directors. Options generally vest over a three- or four-year period or by specific terms of the option agreement.

A summary of stock option activity follows:

                                                                                OUTSTANDING OPTIONS
                                                                        ---------------------------------------------
                                                     SHARES                  NUMBER                WEIGHTED-AVERAGE
                                                    AVAILABLE                  OF                   EXERCISE PRICE
                                                    FOR GRANT                SHARES
                                                   -------------------------------------------------------------------
   1998 Stock Option Plan introduction                400,000                      --                   $  --
   Options granted                                   (180,000)                180,000                   $0.10
                                                   -------------------------------------
Outstanding at December 31, 1998                      220,000                 180,000                   $0.10
   Reduction of shares available under
     the 1998 Stock Option Plan                      (100,000)                     --                   $  --
   1999 Stock Option Plan introduction                693,333                      --                   $  --
   Options granted                                   (656,458)                656,458                   $1.27
   Options exercised                                       --                 (13,333)                  $0.15
                                                   -------------------------------------
Outstanding at September 30, 1999                     156,875                 823,125                   $1.02
                                                   =====================================

                                ADRELEVANCE, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE
                  MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)


6.  SHAREHOLDERS' EQUITY (CONTINUED)

The following table summarizes information regarding stock options outstanding and exercisable as of December 31, 1998:


                              OUTSTANDING OPTIONS
                    -----------------------------------------    EXERCISABLE
                        NUMBER           WEIGHTED-AVERAGE           NUMBER
  EXERCISE PRICE          OF        REMAINING CONTRACTUAL             OF
                        SHARES              LIFE                    SHARES
--------------------------------------------------------------------------------
      $0.10            180,000              2.94 years                0

Under APB No. 25, no compensation expense is recognized when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant. Deferred stock-based compensation is recorded for those situations where the exercise price of a stock option was lower than the deemed fair value for financial reporting purposes of the underlying common stock. The Company recorded aggregate deferred stock-based compensation of $3,675,493 in the nine months ended September 30, 1999. The deferred stock-based compensation is being amortized over the vesting period of the underlying options. Total amortization of stock-based compensation recognized was $624,924 in the nine months ended September 30, 1999.

Had the stock-based compensation for the Company's Stock Option Plans been determined based on the minimum value model using the multiple-option approach, the Company's net loss would have been increased by $37 for the period ended December 31, 1998. The fair value of each option grant is estimated on the date of grant using the minimum option pricing model, assuming no expected dividends, average risk-free interest rate of 5.0%, and average expected life of three years. Compensation expense recognized in providing pro forma disclosures may not be representative of the effects on pro forma earnings for future years because the amounts above include only the amortization of the fair value of 1998 grants.

                                ADRELEVANCE, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE
                  MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)

6.  SHAREHOLDERS' EQUITY (CONTINUED)

In 1999, the Company issued options to consultants to acquire 79,500 shares of common stock at an exercise price of $0.15 per share. The value of the options will be recognized over the related service period with final valuation at the completion of the service period. Through September 30, 1999, the Company had recognized stock-based compensation expense of $296,361 related to these stock options.

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

The following shares of common stock were reserved at December 31, 1998:

      1998 Stock Option Plan                400,000
      Series A preferred stock              860,000
                                          ---------
                                          1,260,000
                                          =========

7.  YEAR 2000 DISCLOSURE (UNAUDITED)

The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 software failures. The Year 2000 (Y2K) problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Programs that have time-sensitive software may recognize a date using "00" as 1900 rather than 2000, which could result in miscalculations or system failures. The Company is currently working to address the potential impact of the Y2K problem. The Company's processes for evaluating and managing the risks and costs associated with this potential problem are being managed by internal staff members.

The Company has, to date, determined that significant modification is not required for its financial reporting and other information technology to be ready for the year 2000. The Company has not yet determined the impact that a Y2K failure suffered by vendors, customers, suppliers, or other third-party service providers would have on the Company, but believes that such a failure could have a material adverse impact. The Company will continue to evaluate the status of its Y2K compliance to determine whether a contingency plan for dealing with such failures is necessary, but no such plan has yet been adopted by the Company. The Company has not yet determined what the nature and timing of any such contingency plan would be. As of December 31, 1998, the Company has not incurred any incremental expenses in relation to the Y2K issue because the technology platforms designed since inception were implemented to support Y2K compliance.

                                ADRELEVANCE, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE
                  MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)


7.  YEAR 2000 DISCLOSURE (UNAUDITED) (CONTINUED)

Based on the information the Company has developed to date, the Company estimates that costs of addressing potential problems will not have a material adverse impact on its operations.

8.  SUBSEQUENT EVENTS

STOCK TRANSFER

On October 8, 1999, the Company issued to a consultant 100,000 shares of common stock as additional compensation for past consulting services. A founder of the Company contributed 100,000 shares of stock to the Company to facilitate this stock issuance. The estimated fair value of these shares is $19.34 per share and in accordance with SEC Staff Accounting Bulletin No. 79, stock-based compensation expense will be recognized in October 1999 for the value of these services.

ACQUISITION OF THE COMPANY

On October 8, 1999, the Company entered into an agreement whereby all of the outstanding stock of the Company would be acquired by Media Metrix, Inc. for a purchase price of approximately $59.4 million and an additional amount which is contingent upon the Company achieving certain milestones.

         UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

     On June 26, 2000, Media Metrix and Jupiter entered into an agreement and plan of merger. Under the agreement, Media Metrix is to issue 0.946 of a share of Media Metrix common stock for every share of Jupiter common stock. The merger is subject to, among other things, regulatory approval and the approval by stockholders of both Media Metrix and Jupiter. The transaction is intended to be accounted for as a purchase transaction. The share price used to determine the acquisition cost was derived from taking the average of the closing price of Media Metrix' common stock for the two days prior to and subsequent to the announcement of the proposed merger, which was June 27, 2000.

     The following unaudited pro forma condensed combining financial information gives effect to the merger using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma condensed combining financial information should be read in conjunction with the audited historical consolidated financial statements and related notes thereto of Media Metrix and AdRelevance, which was acquired by Media Metrix on October 8, 1999, and the audited historical consolidated financial statements and related notes thereto of Jupiter, Internet Research Group, which was acquired by Jupiter on March 16, 2000, and Net Market Makers, which was acquired by Jupiter on April 14, 2000. The aforementioned acquisitions were all accounted for under the purchase method of accounting. The audited consolidated financial statements and related notes thereto of Media Metrix are incorporated by reference into this prospectus. The audited historical consolidated financial statements and related notes thereto of Jupiter, and the audited historical financial statements and related notes thereto of Internet Research Group, Net Market Makers and AdRelevance, may be found starting at page F-1 of this prospectus.

     The unaudited pro forma condensed combining balance sheet data as of June 30, 2000 gives effect to the merger of Media Metrix and Jupiter as if it had occurred on June 30, 2000.

     The unaudited pro forma condensed combining statement of operations for the six months ended June 30, 2000 is presented to give effect to the acquisitions of Internet Research Group and Net Market Makers by Jupiter and to the merger of Media Metrix and Jupiter as if they occurred on January 1, 2000. The unaudited pro forma condensed combining statement of operations for the year ended December 31, 1999 is presented to give effect to the Jupiter acquisitions, the Media Metrix acquisition of AdRelevance, and the merger of Media Metrix and Jupiter as if they occurred on January 1, 1999.

     The unaudited pro forma condensed combining financial statements are not necessarily indicative of the results of operations or the financial position which would have occurred had the Jupiter merger and the acquisitions of AdRelevance, Internet Research Group and Net Market Makers been completed at those times, nor are they necessarily indicative of future results of operations or financial position. Management believes additional synergies and operational improvements, not reflected in the accompanying unaudited pro forma condensed combining statements of operations, will be realized by the combined enterprise. These amounts cannot be reasonably quantified and, therefore, are not reflected in the unaudited pro forma condensed combining statements of operations.

     The allocation of the purchase price of Jupiter and Net Market Makers is preliminary and does not reflect the fair value adjustments to their assets and liabilities, since those amounts have not been finalized and have been estimated at this time. The fair value of Jupiter's and Net Market Makers' assets and liabilities will be determined as of the dates of the respective acquisitions through independent appraisals, which will include appraisals of patents, trademarks and trade names, and other analyses.

                MEDIA METRIX, INC./JUPITER COMMUNICATIONS, INC.

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                                 JUNE 30, 2000

                                                      HISTORICAL     HISTORICAL     PRO FORMA     PRO FORMA
                                                     MEDIA METRIX     JUPITER      ADJUSTMENTS    COMBINED
                                                     ------------    ----------    -----------    ---------
                                                                         (IN THOUSANDS)
ASSETS
  Current assets:
    Cash...........................................    $ 68,818       $ 24,853      $(15,000)(1)  $ 78,671
    Marketable securities..........................      27,877         20,106                      47,983
    Receivables, less allowance for doubtful
      accounts.....................................      11,523         21,891                      33,414
    Prepaid expenses and other.....................         857          5,117            --         5,974
                                                       --------       --------      --------      --------
  Total current assets.............................     109,075         71,967       (15,000)      166,042
  Property and equipment, net......................      13,445          9,602                      23,047
  Intangibles, net.................................      49,045         52,754       367,539(1)    469,338
  Other assets.....................................       1,050          7,929         1,000(1)      9,979
                                                       --------       --------      --------      --------
  Total assets.....................................    $172,615       $142,252      $353,539      $668,406
                                                       ========       ========      ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable and accrued liabilities.......    $ 12,575       $ 13,064                    $ 25,639
    Advance billings to clients/deferred revenue...      10,308         34,652                      44,960
    Convertible note payable.......................          --          1,123                       1,123
    Current portion of long-term debt..............         123             --                         123
                                                       --------       --------                    --------
  Total current liabilities........................      23,006         48,839                      71,845
  Long-term debt...................................         150             --                         150
  Deferred rent....................................          --            847                         847
  Minority interests...............................          23             --                          23
  Stockholders' equity:
    Preferred stock................................          --             --                          --
    Common stock...................................         198             16      $    131(1)        345
    Additional paid-in-capital.....................     204,223         93,659       373,299(1)    671,181
    Accumulated other comprehensive loss...........         (81)        (2,351)        2,351(1)        (81)
    (Accumulated deficit) retained earnings........     (53,898)         1,675          (675)(1)   (52,898)
    Deferred compensation..........................      (1,006)          (433)      (21,567)(1)   (23,006)
                                                       --------       --------      --------      --------
  Total stockholders' equity.......................     149,436         92,566       353,539       595,541
                                                       --------       --------      --------      --------
  Total liabilities and stockholders' equity.......    $172,615       $142,252      $353,539      $668,406
                                                       ========       ========      ========      ========

                             See accompanying notes

                MEDIA METRIX, INC./JUPITER COMMUNICATIONS, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000


                                           HISTORICAL      PRO FORMA
                                           ----------    --------------
                                             MEDIA          JUPITER         PRO FORMA        PRO FORMA
                                             METRIX      COMMUNICATIONS    ADJUSTMENTS       COMBINED
                                           ----------    --------------    -----------       ---------
                                                          (FROM F-59)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.................................   $ 22,822        $45,678                          $ 68,500
  Costs of services......................      9,127         17,549                            26,676
                                            --------        -------                          --------
  Gross profit...........................     13,695         28,129                            41,824
Operating expenses:
     Research and development............      6,474             --                             6,474
     Sales and marketing.................      9,529         11,254                            20,783
     General and administrative..........      6,779         15,342                            22,121
     Amortization of deferred
       compensation and other stock-based
       compensation......................        323          1,691          $  3,800(2)        5,814
     Amortization of intangibles.........     11,130          3,935            36,754(3)       51,819
                                            --------        -------          --------        --------
Total operating expenses.................     34,235         32,222            40,554         107,011
                                            --------        -------          --------        --------
Loss from operations.....................    (20,540)        (4,093)          (40,554)        (65,187)
Interest income, net of interest
  expense................................      3,120          1,144                             4,264
Gain on sale of investments..............         --          5,932                --           5,932
                                            --------        -------          --------        --------
Income (loss) before income taxes and
  minority interests.....................    (17,420)         2,983           (40,554)        (54,991)
Income tax expense (benefit).............         --          3,738            (4,738)(4)      (1,000)
                                            --------        -------          --------        --------
Loss before minority interests...........    (17,420)          (755)          (35,816)        (53,991)
Minority interests.......................      1,632             --                --           1,632
                                            --------        -------          --------        --------
Net loss.................................   $(15,788)       $  (755)         $(35,816)       $(52,359)
                                            ========        =======          ========        ========
Net loss per share:
  Basic..................................   $  (0.80)       $ (0.05)                         $  (1.52)
                                            ========        =======                          ========
  Diluted................................   $  (0.80)       $ (0.05)                         $  (1.52)
                                            ========        =======                          ========
Shares used in the calculations of net
  loss per share:
  Basic..................................     19,777         15,407              (697)(5)      34,487
                                            ========        =======          ========        ========
  Diluted................................     19,777         15,407              (697)(5)      34,487
                                            ========        =======          ========        ========


                            See accompanying notes.

                          JUPITER COMMUNICATIONS, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000

                                                  HISTORICAL
                                     ------------------------------------
                                                       INTERNET     NET
                                        JUPITER        RESEARCH   MARKET     PRO FORMA
                                     COMMUNICATIONS     GROUP     MAKERS    ADJUSTMENTS     PRO FORMA
                                     --------------    --------   -------   -----------    -----------
                                                                                            (TO F-58)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues from sales of services....     $42,884        $ 1,195    $ 1,599                    $45,678
Costs of services..................      15,851            995        703                     17,549
                                        -------        -------    -------                    -------
Gross profit.......................      27,033            200        896                     28,129
Operating expenses:
  Sales and marketing..............      11,236             18         --                     11,254
  General and administrative.......      13,491            333        585     $   933(6)      15,342
  Depreciation and amortization of
     fixed assets..................         923              6          4        (933)(6)         --
  Amortization of deferred
     compensation and other stock-
     based compensation............          72             --      1,619                      1,691
  Amortization of intangibles......       2,276             --         --       1,659(7)       3,935
                                        -------        -------    -------     -------        -------
Total operating expenses...........      27,998            357      2,208       1,659         32,222
                                        -------        -------    -------     -------        -------
Loss from operations...............        (965)          (157)    (1,312)     (1,659)        (4,093)
Interest income, net of interest
  expense..........................       1,613             --          8        (477)(8)      1,144
Gain on sale of investments........       5,932             --         --                      5,932
                                        -------        -------    -------     -------        -------
Income (loss) before income
  taxes............................       6,580           (157)    (1,304)     (2,136)         2,983
Income tax expense.................       3,614             --        124                      3,738
                                        -------        -------    -------     -------        -------
Net income (loss)..................     $ 2,966        $  (157)   $(1,428)    $(2,136)       $  (755)
                                        =======        =======    =======     =======        =======
Net income (loss) per share:
  Basic............................     $  0.20                                              $ (0.05)
                                        =======                                              =======
  Diluted..........................     $  0.18                                              $ (0.05)
                                        =======                                              =======
Shares used in the calculations of
  net income (loss) per share:
  Basic............................      15,006                                   401(9)      15,407
                                        =======                               =======        =======
  Diluted..........................      16,321                                  (914)(9)     15,407
                                        =======                               =======        =======


                            See accompanying notes.

                MEDIA METRIX, INC./JUPITER COMMUNICATIONS, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                                                   PRO FORMA
                                         ------------------------------
                                             MEDIA          JUPITER        PRO FORMA       PRO FORMA
                                            METRIX       COMMUNICATIONS   ADJUSTMENTS      COMBINED
                                         -------------   --------------   -----------      ---------
                                          (FROM F-61)      (FROM F-62)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...............................    $ 20,503         $44,879                        $  65,382
Cost of Services.......................      10,291          21,586                           31,877
                                           --------         -------                        ---------
Gross profit...........................      10,212          23,293                           33,505
Operating expenses:
  Research and development.............       5,862              --                            5,862
  Sales and marketing..................       9,341          11,384                           20,725
  General and administrative...........       7,645          12,413                           20,058
  Amortization of deferred compensation
     and other stock-based
     compensation......................       1,981           1,709        $  7,600(10)       11,290
  Amortization of intangibles..........      20,893           6,772          73,508(11)      101,173
  Acquired in-process research and
     development.......................       6,800              --                            6,800
                                           --------         -------        --------        ---------
Total operating expenses...............      52,522          32,278          81,108          165,908
                                           --------         -------        --------        ---------
Loss from operations...................     (42,310)         (8,985)        (81,108)        (132,403)
Interest income (expense), net.........       2,279            (899)                           1,380
                                           --------         -------        --------        ---------
Loss before income taxes and minority
  interest.............................     (40,031)         (9,884)        (81,108)        (131,023)
Income tax benefit (expense)...........          --             191            (191)(12)          --
                                           --------         -------        --------        ---------
Loss before minority interest..........     (40,031)         (9,693)        (81,299)        (131,023)
Minority interest......................       1,689              --                            1,689
                                           --------         -------        --------        ---------
Net loss...............................     (38,342)         (9,693)        (81,299)        (129,334)
Preferred stock dividends..............        (109)             --                             (109)
                                           --------         -------        --------        ---------
Net loss applicable to common
  stockholders.........................    $(38,451)        $(9,693)       $(81,299)       $(129,443)
                                           ========         =======        ========        =========
Basic and diluted net loss per share
  applicable to common stockholders....    $  (2.27)        $ (0.78)                       $   (4.09)
                                           ========         =======                        =========
Shares used in the calculations of
  basic and diluted net loss per share
  applicable to common stockholders....      16,973          12,421           2,289(13)       31,683
                                           ========         =======        ========        =========


                            See accompanying notes.

                               MEDIA METRIX, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                                                      HISTORICAL
                                               ------------------------
                                                MEDIA                      PRO FORMA
                                                METRIX     AD RELEVANCE    ADJUSTMENT     PRO FORMA
                                               --------    ------------    ----------    -----------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)      (TO F-60)
Revenues.....................................  $ 20,500      $     3                      $ 20,503
Cost of Services.............................    10,291           --                        10,291
                                               --------      -------                      --------
Gross profit.................................    10,209            3                        10,212
Operating expenses:
  Research and development...................     5,044          818                         5,862
  Sales and marketing........................     9,117          224                         9,341
  General and administrative.................     6,756          856        $     33(14)     7,645
  Amortization of deferred compensation and
     other stock-based compensation..........     1,060          921                         1,981
  Amortization of intangibles................     7,312           --          13,581(15)    20,893
  Acquired in-process research and
     development.............................     6,800           --                         6,800
                                               --------      -------        --------      --------
Total operating expenses.....................    36,089        2,819          13,614        52,522
                                               --------      -------        --------      --------
Loss from operations.........................   (25,880)      (2,816)        (13,614)      (42,310)
Interest income (expense), net...............     2,283           (4)                        2,279
Minority interest............................     1,689           --                         1,689
                                               --------      -------        --------      --------
Net loss.....................................   (21,908)      (2,820)        (13,614)      (38,342)
Preferred stock dividends....................      (109)          --                          (109)
                                               --------      -------        --------      --------
Net loss applicable to common stockholders...  $(22,017)     $(2,820)       $(13,614)     $(38,451)
                                               ========      =======        ========      ========
Basic and diluted net loss per share
  applicable to common stockholders..........  $  (1.34)                                  $  (2.27)
                                               ========                                   ========
Shares used in the calculations of basic and
  diluted net loss per share applicable to
  common stockholders........................    16,445                          528(16)    16,973
                                               ========                     ========      ========


                            See accompanying notes.

                          JUPITER COMMUNICATIONS, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999


                                               HISTORICAL
                             ----------------------------------------------
                                JUPITER           INTERNET       NET MARKET    PRO FORMA
                             COMMUNICATIONS    RESEARCH GROUP      MAKERS      ADJUSTMENT     PRO FORMA
                             --------------    --------------    ----------    ----------    -----------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)                 (TO F-60)
Revenues from sales of
  services.................     $38,084            $3,827          $2,968                      $44,879
Costs of services..........      16,898             3,086           1,602                       21,586
                                -------            ------          ------                      -------
Gross profit...............      21,186               741           1,366                       23,293
Operating expenses:
  Sales and marketing......      11,384                --              --                       11,384
  General and
     administrative........      10,099               735             729       $   850(17)     12,413
  Depreciation and
     amortization of fixed
     assets................         850                --              --          (850)(17)        --
  Amortization of deferred
     compensation and other
     stock-based
     compensation..........          --               963             746                        1,709
  Amortization of
     intangibles...........         428                29               1         6,314(18)      6,772
                                -------            ------          ------       -------        -------
Total operating expenses...      22,761             1,727           1,476         6,314         32,278
                                -------            ------          ------       -------        -------
Loss from operations.......      (1,575)             (986)           (110)       (6,314)        (8,985)
Interest income, net of
  interest expense.........         743                (2)             10        (1,650)(19)      (899)
                                -------            ------          ------       -------        -------
Loss before income taxes...        (832)             (988)           (100)       (7,964)        (9,884)
Income tax benefit
  (expense)................         202                (1)            (10)                         191
                                -------            ------          ------       -------        -------
Net loss...................     $  (630)           $ (989)         $ (110)      $(7,964)       $(9,693)
                                =======            ======          ======       =======        =======
Basic and diluted net loss
  per share................     $ (0.05)                                                       $ (0.78)
                                =======                                                        =======
Shares used in the
  calculation of basic and
  diluted net loss per
  share....................      11,565                                             856(20)     12,421
                                =======                                         =======        =======

                            See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

     (1) To record the issuance of 0.946 of a share of Media Metrix common stock for each share of Jupiter common stock outstanding in connection with the merger of Media Metrix and Jupiter as if the merger occurred on June 30, 2000. The actual number of shares of Media Metrix common stock to be issued will be determined at the effective date of the merger based on the actual number of shares of Jupiter common stock outstanding at such date. The calculation of estimated purchase price and preliminary allocation to the net assets of Jupiter were determined as follows and are used for illustrative pro forma purposes only:

CALCULATION OF ESTIMATED PURCHASE PRICE:
Estimated number of shares to be issued.....................    14,710,000
Average share price of Media Metrix common stock two days
  before and two days after the merger announcement.........  $      25.50
                                                              ------------
Fair value of estimated common stock to be issued...........  $375,105,000
Fair value of Jupiter options to be assumed by Media
  Metrix....................................................    92,000,000
Intrinsic value of unvested options (recorded as deferred
  compensation).............................................   (22,000,000)
Estimated merger costs......................................    15,000,000
                                                              ------------
Estimated purchase price....................................  $460,105,000
                                                              ============
Preliminary allocation of purchase price:
Net book value of Jupiter's pro forma net assets............  $ 92,566,000
Goodwill and other intangibles..............................   367,539,000
                                                              ------------
                                                              $460,105,000
                                                              ============

     As a result of the merger, $1,000,000 of valuation allowance related to Media Metrix' deferred tax assets has been reversed.

     (2) To record amortization of deferred compensation of $22,000,000 or $3,800,000 for the six months ended June 30, 2000.

     (3) To record amortization of goodwill and other intangibles related to the merger of $367,539,000 over five years ($36,754,000 for six months).

     (4) To eliminate Jupiter's income taxes as a result of the loss of Media Metrix and to reverse $1,000,000 of Media Metrix' valuation allowance.

     (5) To reflect the issuance of 14,710,000 shares of Media Metrix common stock to Jupiter stockholders as if the merger occurred on January 1, 2000 and to eliminate the weighted average Jupiter shares outstanding.

     (6) To reclassify Jupiter depreciation and amortization of fixed assets for consistency with Media Metrix presentation.

     (7) To record amortization of the goodwill and other intangibles of $20.4 million and $29.9 million over ten and seven years for the Jupiter acquisitions of Internet Research Group and Net Market Makers, respectively, as if they occurred January 1, 2000.

     (8) To record the reduction of interest income and/or increase in interest expense on the $20.7 million of cash paid on the acquisition of Net Market Makers.

     (9) To reflect the issuance of 581,044 and 274,680 shares of Jupiter common stock to the Internet Research Group and Net Market Makers stockholders, respectively, as if the acquisitions occurred January 1, 2000 weighted through the date of acquisition by Jupiter and, for the dilutive calculation, to eliminate Jupiter's common stock equivalents due to the pro forma net loss.

     (10) To record amortization of deferred compensation of $22,000,000 or $7,600,000 for the year ended December 31, 1999.

     (11) To record amortization of goodwill and other intangibles related to the merger of $367,539,000 over five years ($73,508,000 per year)

     (12) To eliminate (or reduce) Jupiter's income taxes as a result of the loss of Media Metrix.

     (13) To reflect the issuance of 14,710,000 shares of Media Metrix common stock to Jupiter stockholders as if the merger occurred on January 1, 1999 and to eliminate the weighted average Jupiter shares outstanding.

     (14) To record depreciation on the write-up of the fair value of fixed assets acquired ($131,000) over three years.

     (15) To record amortization of intangibles ($54.3 million) over three years ($13,581,000 for the period from January 1, 1999 through October 8, 1999, the date of acquisition).

     (16) To reflect the issuance of 697,678 shares of Media Metrix common stock to the AdRelevance stockholders as of January 1, 1999 weighted through the date of acquisition by Media Metrix.

     (17) To reclassify Jupiter depreciation and amortization of fixed assets for consistency with Media Metrix presentation.

     (18) To record amortization of the goodwill and other intangibles of $20.4 million and $29.9 million over ten and seven years for the Jupiter acquisitions of Internet Research Group and Net Market Makers, respectively, as if they occurred January 1, 1999.

     (19) To record the reduction of interest income and/or increase in interest expense on the $20.7 million of cash paid on the acquisition of Net Market Makers.

     (20) To reflect the issuance of 581,044 and 274,680 shares of Jupiter common stock to the Internet Research Group and Net Market Makers stockholders, respectively, as if the acquisitions occurred January 1, 1999.